Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

EXTREME REACH, INC.,

DAWN BLACKHAWK ACQUISITION CORP.

and

DIGITAL GENERATION, INC.

Dated as of August 12, 2013

i

ii

Annexes

A                                       Voting Agreement

B                                       Separation Agreement

C                                       Employee Matters Agreement

D                                       Transition Services Agreement

E                                        Noncompetition Agreements

F                                         Tax Matters Agreement

iii

AGREEMENT AND PLAN OF MERGER, dated as of August 12, 2013 (this “Agreement”), by and among Extreme Reach, Inc., a Delaware corporation (“Buyer”), Dawn Blackhawk Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Acquisition Sub”), and Digital Generation, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H

WHEREAS, in furtherance of the acquisition of the Company by Buyer, the respective boards of directors of the Company, Buyer and Acquisition Sub each have approved and deemed advisable, and Buyer, as the sole stockholder of Acquisition Sub, has adopted this Agreement and approved the merger of the Acquisition Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions and limitations set forth herein and in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”), and in compliance with laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority of the countries where the Company and its subsidiaries are located;

WHEREAS, the respective boards of directors of the Company, Buyer and Acquisition Sub deem it advisable and in the best interests of their respective stockholders that the parties consummate the transactions contemplated hereby, upon the terms and subject to the conditions provided for herein;

WHEREAS, the Board of Directors of the Company has resolved to recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, subject to the terms and conditions set forth herein, the Company intends to distribute to its existing stockholders immediately prior to the Effective Time all of the shares of common stock of a wholly-owned subsidiary of the Company (“SpinCo”), in partial redemption of the outstanding common stock of the Company, par value $0.001 per share (the “Company Common Stock”), following the contribution by the Company to SpinCo of all of the assets and liabilities of its Online Business, all of its cash and all of its working capital (together with the related transactions, actions, agreements and undertakings in connection therewith, in each case required pursuant to the Spin-Off Agreements, the “Spin-Off Transaction”);

WHEREAS, as a condition to Buyer entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Buyer is entering into a Voting Agreement with certain stockholders of the Company attached hereto as Annex A (the “Voting Agreement”) pursuant to which, among other things, each stockholder party thereto has agreed, subject to the terms thereof, to vote all shares of Company Common Stock owned by each of them in favor of the adoption of this Agreement and the transactions contemplated hereby (which shall include for all purposes, the Spin-Off Transaction); and

WHEREAS, the Company, Buyer and Acquisition Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements and subject to the conditions contained herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1                                    Definitions.  Defined terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Appendix A.

ARTICLE II.
THE MERGER

Section 2.1                                    The Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with Delaware Law, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “Digital Generation, Inc.”  (or any such name as Buyer may select) as the surviving corporation (the “Surviving Corporation”) as a wholly owned subsidiary of Buyer and shall continue to be governed by the laws of the State of Delaware.

Section 2.2                                    Closing.  Subject to the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VII hereof, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York time, on a date to be specified by the parties hereto, but no later than the second Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE VII hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions) at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York, unless another time, date or place is agreed to in writing by the parties hereto (the date of such Closing being the “Closing Date”).

Section 2.3                                    Effective Time.

(a)                                 Concurrently with the Closing, the Company, Buyer and Acquisition Sub shall cause a certificate of merger (the “Certificate of Merger”) with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”) as provided under Delaware Law.  The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such other date and time as is agreed between the parties and specified in the Certificate of Merger, and such date and time is hereinafter referred to as the “Effective Time.”

(b)                                 From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company following the Spin-Off Transaction, and of Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company (after giving effect to the Spin-Off Transaction) and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.4                                    Certificate of Incorporation and By-laws.

(a)                                 At the Effective Time, the Restated Certificate of Incorporation of the Company, as amended (the “Company Certificate”), shall be amended so as to read in its entirety as the Certificate of Incorporation of Acquisition Sub except that the corporate name of the Surviving Corporation shall be “Digital Generation, Inc.” (or any such name as Buyer may select) and, as so amended, such Company Certificate shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable Law, subject to Section 6.7(a).

(b)                                 At the Effective Time, and without any further action on the part of the Company and Acquisition Sub, the Amended and Restated By-laws of the Company (the “Company By-laws”) shall be amended so as to read in their entirety as the By-laws of Acquisition Sub and, as so amended, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, subject to Section 6.7(a).

Section 2.5                                    Board of Directors.  Subject to applicable Law, the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time.

Section 2.6                                    Officers.  The officers of the Surviving Corporation effective as of, and immediately following, the Effective Time shall be the officers of Acquisition Sub immediately prior to the Effective Time.

ARTICLE III.
EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1                                    Effect on Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:

(a)                                 Cancellation of Treasury Stock and Buyer-Owned Stock.  Each share of Company Common Stock owned by the Company or any of its wholly-owned subsidiaries or held by Buyer or any of its wholly-owned subsidiaries immediately prior to the Effective Time shall automatically be cancelled, retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b)                                 Conversion of Company Common Stock; Aggregate Purchase Price.

(i)                                     Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 3.1(a) hereof with respect to sub-clauses (x) and (y) and Dissenting Shares with respect to sub-clause (y) only) shall be (x) partially redeemed by conversion into the right to receive the Redemption Consideration and (y) partially converted into the right to receive the Per Share Merger Consideration, in cash, without interest.  The “Redemption Consideration” shall be a pro rata number of shares of SpinCo Common Stock for each share of Company Common Stock as determined by the Company’s Board of Directors.  The “Per Share Merger Consideration” shall be equal to the quotient of (i) the Aggregate Purchase Price less the amount of Funded Debt on the Closing Date, divided by (ii) the Aggregate

Fully Diluted Common Shares.  “Aggregate Purchase Price” shall mean Four Hundred and Eighty-Five Million Dollars ($485,000,000.00).

(ii)                                  Each share of Company Common Stock to be converted into the right to receive the Redemption Consideration and Per Share Merger Consideration pursuant to Section 3.1(b)(i) shall be automatically cancelled and shall cease to exist.  The holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) that immediately prior to the Effective Time represented such Company Common Stock shall, other than Dissenting Shares, cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2 of this Agreement, the Redemption Consideration and the Per Share Merger Consideration.

(c)                                  Conversion of Acquisition Sub Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value of $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 3.2                                    Payoff of Funded Debt; Exchange of Company Common Stock

(a)                                 Payoff of Funded Debt.  Immediately prior to the Effective Time, and subject to the conditions set forth in Sections 7.1 and 7.2  having been satisfied or waived by Buyer, Buyer shall pay-off in full the Funded Debt of the Company pursuant to written instructions provided by JP Morgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”) under the Amended and Restated Credit Agreement dated as of July 26, 2011 among the Company, the lenders party thereto and the Administrative Agent (the “Company Credit Agreement”).

(b)                                 Designation of Paying Agent; Deposit of Payment Fund.  Prior to the Effective Time, the Company shall designate a paying agent (the “Paying Agent”) reasonably acceptable to Buyer for the payment of the Redemption Consideration and Per Share Merger Consideration as provided in Section 3.1(b)(i).  At or prior to the Effective Time, (i) Buyer shall deposit, or cause to be deposited with the Paying Agent for the benefit of holders of shares of Company Common Stock, cash constituting an amount equal to the Aggregate Purchase Price less the Funded Debt (such amount as deposited with the Paying Agent, the “Payment Fund”) and (ii) the Company shall deposit, or cause to be deposited with the Paying Agent for the benefit of holders of shares of Company Common Stock, shares of SpinCo Common Stock constituting the aggregate Redemption Consideration.  The Payment Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(c)                                  As promptly as practicable following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (x) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the

Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Buyer and the Company may reasonably specify and (y) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Redemption Consideration and the Per Share Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement (which instructions shall provide that at the election of the surrendering holder, Certificates or Book-Entry Shares may be surrendered, and the Redemption Consideration and the Per Share Merger Consideration in exchange therefor collected, by hand delivery).

(d)                                 After the Effective Time, upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Redemption Consideration and the Per Share Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) as soon as reasonably practicable, after which the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled.  The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Redemption Consideration and the Per Share Merger Consideration (or the cash pursuant to Section 3.2(e)) payable upon the surrender of the Certificates or Book-Entry Shares.

(e)                                  Termination of Payment Fund.  Any portion of the Payment Fund or Redemption Consideration which remains undistributed to the holders of the Certificates or Book-Entry Shares for six (6) months after the Effective Time shall be delivered to Buyer (or its designee), upon demand, and any such holders prior to the Merger who have not theretofore complied with this ARTICLE III shall thereafter look only to Buyer (subject to abandoned property, escheat or other similar laws), as general creditors thereof for payment of their claim for cash, without interest, to which such holders may be entitled.

(f)                                   No Liability.  None of Buyer, Acquisition Sub, the Company, SpinCo, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash held in the Payment Fund or any portion of the Redemption Consideration, in each case, delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)                                  Investment of Payment Fund.  The Paying Agent shall invest the cash included in the Payment Fund as directed by Buyer or, after the Effective Time, the Surviving Corporation in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest, or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof.  Any interest and other income resulting from such investments shall be paid to and be income of Buyer.  If for any reason (including losses) the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Buyer shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency required to fully satisfy such cash payment obligations.

Section 3.3                                    Stock Options and Restricted Stock Units.

(a)                                 Treatment of Options.  Subject to the conditions set forth in each of Section 7.1(a), Section 7.1(b) and Section 7.1(c), each Company Option, whether vested or unvested, shall by action of the Company’s Board of Directors or a duly authorized committee thereof, and without any action on the part of any holder of any Company Option, become fully vested and be exchanged for shares of Company Common Stock on a net exercise basis two Business Days prior to the Spin-Off Transaction (the “Exchange Date”).  As of the Spin-Off Transaction there shall be no Company Options Outstanding.

(b)                                 Treatment of Restricted Stock Units.  Subject to the conditions set forth in each of Section 7.1(a), Section 7.1(b) and Section 7.1(c), each Restricted Stock Unit, whether vested or unvested shall by action of the Company’s Board of Directors or a duly authorized committee thereof and without any further action on the part of any holder of any Restricted Stock Unit, become fully vested and be converted into a share of Company Common Stock on the Exchange Date.  As of the Spin-Off Transaction there shall be no Restricted Stock Units outstanding.

(c)                                  Necessary Action.  Prior to the Spin-Off Transaction, the Company shall take any and all actions reasonably necessary to effectuate the provisions of this Section 3.3, including, without limitation, providing holders of Company Options and Restricted Stock Units with notice of exchange on a net exercise basis of Company Options for Company Common Stock and the conversion of their Restricted Stock Units as provided herein.

(d)                                 Termination of Company Option Plans.  Not later than the Effective Time, the Company shall have terminated all Company Option Plans and no further Company Common Stock, Company Options, Restricted Stock Units or other rights with respect to Company Common Stock shall be granted thereunder.

Section 3.4                                    Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration and Redemption Consideration to which the holder thereof is entitled pursuant to this ARTICLE III.

Section 3.5                                    Dissenting Shares.  Notwithstanding Section 3.1(b) hereof, to the extent that holders thereof are entitled to appraisal rights under Section 262 of Delaware Law, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of Delaware Law (the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, but, instead, the holders of such Dissenting Shares shall be entitled to receive the Redemption Consideration and such consideration as shall be determined pursuant to Section 262 of Delaware Law; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under Delaware Law, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Redemption Consideration and Per Share Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares.  The Company shall give Buyer (i) prompt notice of any demands for appraisal filed pursuant to Section 262 of Delaware Law received by the Company, withdrawals of such demands and any other instruments served or delivered in connection with such demands and received by the Company and (ii) the opportunity to timely participate in all negotiations and proceedings with respect to demands made pursuant to Section 262 of Delaware Law.  The Company shall not (x) make any payment with respect to any such demand, (y) offer to settle, settle or approve any withdrawal or other treatment of, any such demand or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with Delaware Law, except in each case, with the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned; provided that no such consent shall be required if such actions are required by Delaware Law or court order.  Any payments required to be made with respect to the Dissenting Shares to the holders thereof shall be made by Buyer (and not the Company, SpinCo or Acquisition Sub).

Section 3.6                                    Transfers; No Further Ownership Rights.  After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If Certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be cancelled against delivery of the Redemption Consideration and the Per Share Merger Consideration, for each share of Company Common Stock formerly represented by such Certificates.

Section 3.7                                    Withholding Rights.  Buyer, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as Buyer, the Surviving Corporation or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority by Buyer, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Section 3.8                                    Transfer Taxes.  All Transfer Taxes in connection with the Spin-Off Transaction shall be borne by SpinCo and all Transfer Taxes in connection with the Merger shall be borne by the Surviving Corporation.  The parties hereto shall reasonably cooperate in the preparation, execution and filing of all Tax Returns, applications or other documents with respect to any such Transfer Taxes.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents filed prior to the date hereof or (ii) the disclosure schedule delivered by the Company to Buyer immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates, provided, that the information in any section or paragraph of the Company Disclosure Schedule shall qualify the other Sections and Subsections of this Agreement to the extent that the relevance of such information to such other Sections and Subsections is reasonably apparent from a reading of such information and without assuming any knowledge of the matters disclosed), the Company represents and warrants to Buyer and Acquisition Sub as follows:

Section 4.1                                    Organization and Qualification; Subsidiaries.  The Company and each of its subsidiaries (each a “Company Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except for those jurisdictions where the failure to be so in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company is not in violation of the Company Certificate and the Company By-laws, and the Company Subsidiaries are not in material violation of their respective organizational or governing documents.  The Company Disclosure Schedule contains a complete and accurate list of each Company Subsidiary and the jurisdiction of organization for each.

Section 4.2                                    Capitalization.

(a)                                 The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock, par value $0.001 per share, of which there were 27,913,535 shares issued and outstanding as of July 31, 2013 (excluding 1,504,672 shares of Company Common Stock held in treasury) and (ii) 15,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”), of which no shares are issued and outstanding or reserved for future issuance under any agreement, arrangement or understanding.  All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b)                                 As of July 31, 2013, the Company has no shares of Company Common Stock or Company Preferred Stock reserved for or otherwise subject to issuance, except for 4,349,104 shares of Company Common Stock reserved for issuance pursuant to the Company Option Plans, of which (i) 1,745,470 shares of Company Common Stock are subject to outstanding Company Options and (ii) 2,603,634 shares of Company Common Stock are reserved for issuance in settlement of Restricted Stock Units.  All shares of Company Common Stock subject to issuance under the Company Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(c)                                  Except for Company Options and Restricted Stock Units, there are no options, warrants or other rights, agreements, arrangements or commitments of any character (i) relating to any equity interests of the Company or any Company Subsidiary or (ii) obligating the Company or any Company Subsidiary to issue, acquire or sell any equity interests of the Company or any Company Subsidiary.

(d)                                 There are no outstanding obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive rights with respect to, any shares of Company Common Stock or other equity interests in the Company or any Company Subsidiary.

(e)                                  The Company or any Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries, free and clear of any Liens, and all of such shares of capital stock or other equity interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Except for equity interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any equity interest in any Person, or has any obligation or has made any commitment to acquire any such equity interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person.

Section 4.3                                    Authority; No Conflict.

(a)                                 The Company has all necessary corporate power and authority to execute and deliver this Agreement (and each other agreement, certificate, document and instrument contemplated hereby to be executed and delivered by the Company), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the Spin-Off Transaction and the Merger.  The execution and delivery of this Agreement (and each other agreement, certificate, document and instrument contemplated hereby to be executed and delivered by the Company) by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including the Spin-Off Transaction and the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the Requisite Stockholder Approval.  This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Buyer and the Acquisition Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)                                 None of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Company Common Stock pursuant to the Merger, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (i) subject to obtaining the Requisite Stockholder Approval, conflict with or violate any provision of the Company Certificate or Company Bylaws; (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any contract, Company permit, or other instrument or obligation to which the Company or any Company Subsidiary is a party or any of their respective properties or assets may be bound or affected, except, with respect to clause (iii), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.4                                    Required Filings and Consents.  None of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of shares of Company Common Stock pursuant to the Merger or the Spin-Off Transaction, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Authority or any other Person, other than (a) the filing and recordation of the Certificate of Merger as required by Delaware Law, (b) the Requisite Stockholder Approval, (c) compliance with any applicable requirements of the HSR Act and other applicable foreign or supranational antitrust and competition laws set forth in Section 4.4 of the Company Disclosure Schedule, (d) compliance with the applicable requirements of the Exchange Act, (e) compliance with any applicable foreign or state securities or blue sky laws, (f) filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby and (g) such filings as may be required under the rules and regulations of NASDAQ Global Market, and (h) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Authority or any other Person, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.5                                    Compliance With Laws and Court Orders.  The Company and each Company Subsidiary is in material compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any material violation of, any applicable Law.

Section 4.6                                    SEC Filings, Financial Statements.  Since January 1, 2012, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company or any Company Subsidiary with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”).  As of their respective filing dates the Company SEC Documents (i) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the applicable rules and regulations of the SEC thereunder.  None of the Company Subsidiaries is currently required to file any forms, reports or other documents with the SEC.  To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.  All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries included in the Company SEC Documents (collectively, the “Company Financial Statements”) (A) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and the consolidated Company Subsidiaries in all material respects, (B) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein.

Section 4.7                                    Internal Controls; Sarbanes-Oxley Act.  The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries.  The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.  Except as disclosed in the

SEC Documents, neither the Company nor any Company Subsidiary (including any employee thereof) nor the Company’s auditors has identified or been made aware of (A) any material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, (C) since January 1, 2013, any significant deficiencies in the design or operation of internal control over financial reporting, or (D) since January 1, 2012, any claim or allegation regarding any of the foregoing.  The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

Section 4.8                                    No Undisclosed Liabilities.  Except for those liabilities and obligations (a) reflected or reserved against in the audited consolidated balance sheet of the Company as of December 31, 2012 or in the notes thereto, (b) incurred in the ordinary course of business since December 31, 2012, which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, or (c) incurred under this Agreement or the Spin-Off Agreements, neither the Company nor any Company Subsidiary has incurred any material liabilities or obligations of any nature, whether or not accrued, absolute, determined, determinable, fixed or contingent and whether or not required to be recorded or reflected on a balance sheet under GAAP.

Section 4.9                                    Absence of Certain Changes or Events.  Except as contemplated by this Agreement or as set forth on Section 4.9 of the Company Disclosure Schedule or as disclosed in the Company SEC Documents filed prior to the date hereof, since December 31, 2012, no fact(s), change(s), event(s), development(s) or circumstances have occurred, arisen, come into existence or become known, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10                             Employee Benefit Plans.

(a)                                 Section 4.10(a) of the Company Disclosure Schedule sets forth a complete list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and any other material plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate, which is maintained, sponsored or contributed to by the Company or any ERISA Affiliate, and under which the Company or any ERISA Affiliate has any material obligation or liability, whether actual or contingent, including, without limitation, all material incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, excluding any such plan, policy, program, practice agreement, understanding or arrangement under which the Company and its ERISA Affiliates (determined as of the Effective Time) will have no liability or obligations as of the Effective Time (each a “Company Benefit Plan”).

(b)                                 With respect to each Company Benefit Plan, the Company has delivered or made available to Buyer complete copies where applicable of (i) each Company Benefit Plan (or, if not written, a written summary of its material terms), including all current plan documents, trust agreements, insurance contracts or other funding vehicles and all material amendments thereto, (ii) all material written summaries and summary plan descriptions, (iii) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (iv) the most recent actuarial report or other financial statement, if any, relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter and (vi) all filings made by the Company within the past two (2) years under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(c)                                  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan has been administered in accordance with its terms and all applicable laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Financial Statements prior to the date of this Agreement, (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company or any ERISA Affiliate and (iii) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

(d)                                 Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code either (i) has received a favorable determination letter from the IRS as to its qualified status, (ii) may rely upon a prototype opinion letter or (iii) has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination, and to the knowledge of the Company no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan that could not reasonably be corrected without material liability to the Company.

(e)                                  No Company Benefit Plan is and neither the Company, any Company Subsidiary or any ERISA Affiliate has within the last six (6) years maintained or contributed to any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA or Section 412 of the Code.

(f)                                   No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of the Company or any Company Subsidiary who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1 Q/A

15) under any Company Benefit Plan is reasonably expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(9) of the Code).  There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes which may be required pursuant to Section 4999 of the Code.

(g)                                  Concurrently with the execution and delivery of this Agreement, certain executive officers of the Company, set forth in Section 4.10(g) of the Company Disclosure Schedule, have entered into non-competition agreements with the Company attached hereto as Annex E (the “Non-Competition Agreements”).

(h)                                 Except as set forth in Section 4.10(h) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the Spin-Off or the Merger) will after the Effective Time, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of the Acquired Subsidiaries, or (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor.

Section 4.11                             Material Contracts.

(a)                                 The Company has filed with the SEC a true and complete copy of each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which the Company or any Company Subsidiary is a party to or bound that is currently in force (each, a “Filed Contract”).

(b)                                 Section 4.11(b) of the Company Disclosure Schedule lists (for the Television Business) the following contracts to which the Company or any Acquired Subsidiary is a party or otherwise bound, other than the Filed Contracts, this Agreement, the Spin-Off Agreements and the other agreements entered into in connection with the transactions contemplated herein (collectively with the Filed Contracts, the “Company Material Contracts”), (i) any employment, consulting or severance agreement (in each case with respect to which the Surviving Corporation or any Acquired Subsidiary has obligations after the Effective Time), (ii) any agreement that purports to limit in any material respect the right of the Company or any Acquired Subsidiaries (or, at any time after the Effective Time, Buyer, the Surviving Corporation or any of their respective Subsidiaries) to (A) sell, supply or distribute any products or services of or to any other Person or in any geographic region, (B) engage in any line of business or (C) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of the Acquired Subsidiaries, (iii) any agreement relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any of the Acquired Subsidiaries after the date of this Agreement of assets with a fair market value in excess of $1,000,000 individually, (iv) any partnership or joint venture agreement, in each case that is material to the Company and the Acquired Subsidiaries taken as a whole, (v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $1,000,000, other than (A) accounts receivables and payables and the Company Credit Facility and (B) loans to direct or indirect wholly-owned Subsidiaries of the Company, (vi) any employee collective bargaining agreement or other agreement with any labor union, (vii) any contract other than the Company Credit Facility, that by its terms limits the payment of dividends or other distributions by the Company or any of the Acquired Subsidiaries, or (viii) any contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of the Acquired Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses.

(c)                                  Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Television Business, (i) each of the Company Material Contracts is valid and in full force and effect and (ii) neither the Company nor any Company Subsidiary, nor to the Company’s knowledge any other party to a Company Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Company Material Contract, and neither the Company nor any Company Subsidiary has received notice that it has breached, violated or defaulted under any Company Material Contract.

Section 4.12                             Litigation.  Except as set forth in Section 4.12 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding, hearing, notice of violation, investigation, arbitration or demand letter pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (including by virtue of indemnification or otherwise) or their respective assets or properties, or any executive officer or director of the Company or any Company Subsidiary other than as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Authority which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would reasonably be expected to prohibit or materially delay consummation of the Spin-Off Transaction or the Merger or performance by the Company of any of its material obligations under this Agreement.

Section 4.13                             Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) each of the Company and the Company Subsidiaries (collectively, the “Inclusive Companies”) is in substantial compliance with all applicable environmental Laws, (b) each of the Inclusive Companies has all environmental permits necessary for the conduct and operation of its business as now being conducted; and (c) the Inclusive Companies have not received from any Governmental Authority any written notice, order, complaint or penalty arising out of any environmental Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s knowledge, threatened which allege a violation by the Company or any Company Subsidiary of any environmental Laws, except for any such notices that have been substantially resolved to the satisfaction of such Governmental Authority.  Notwithstanding any other provision to the contrary herein, this Section 4.13 represents the sole and exclusive representations and warranties of the Company with regard to matters arising under or relating to environmental Laws.

Section 4.14                             Intellectual Property.

(a)                                 Ownership.  The Company and each Company Subsidiary either owns all right, title and interest in and to the Material Intellectual Property, or has a right or license to use such Material Intellectual Property.

(b)                                 Non-Infringement.  To the Company’s knowledge, the operation of the Television Business of the Company as currently conducted and as currently proposed to be conducted immediately prior to the Spin-Off Transaction does not infringe or misappropriate any intellectual property of any other Person in any material respect.  The Company has not received any written charge, complaint, claim, demand or notice during the past two (2) years (A) of any infringement, misappropriation, violation or other conflict by the Company or any Company Subsidiary of or with any Company intellectual property rights of any other Person that would reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect; or (B) that any other Person is claiming any ownership of or right to use any Material Intellectual Property.  To the knowledge of the Company, the Material Intellectual Property is not subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority affecting the rights of the Company or any Company Subsidiary with respect thereto and no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or otherwise violating any Material Intellectual Property in any material respect.  All material trade secrets included in the Material Intellectual Property have been maintained in confidence in accordance with protection procedures that are reasonable for protection of rights of like importance.

(c)                                  Security.  Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have in place commercially reasonable measures, consistent with current industry standards, to protect the confidentiality, integrity and security of their information technology assets (and all information stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption and (ii) the Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

(d)                                 Privacy.  Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the use and dissemination by the Company and its Subsidiaries of any and all data and information concerning users of their websites is in compliance with Company’s and its Subsidiaries’ applicable privacy policies and terms of use, and (ii) the consummation of the transactions contemplated by this Agreement will not violate any such privacy policies or terms of use.

(e)                                  Source Code.  None of the material products or services offered by the Company or any Acquired Subsidiary with respect to the Television Business includes or incorporates any software that is subject to license rights customarily referred to as “open source” in a manner that would require any source code that is material to such product or service to be made available to the public.

(f)                                   Notwithstanding any other provision to the contrary herein, this Section 4.14 represents the sole and exclusive representations and warranties of the Company with regard to matters arising under or relating to Material Intellectual Property matters.

Section 4.15                             Tax Matters.

(a)                                 Filing of Tax Returns; Payment of Taxes.  Except those matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each Company Subsidiary has timely filed with the appropriate Governmental Authorities all Tax Returns required to be filed through the date hereof (taking into account any applicable extensions), (ii) all such Tax Returns are complete and accurate, (iii) all Taxes due and owing by the Company and the Company Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been paid and (iv) all amounts of Tax required to be withheld by the Company and the Company Subsidiaries have been timely withheld and paid over to the appropriate Governmental Authority.

(b)                                 Audits, Investigations or Claims.  Except those matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no deficiencies for Taxes against the Company or any Company Subsidiary have been claimed, proposed or assessed in writing by any Governmental Authority that remain unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established, (ii) there are no ongoing or pending, nor has the Company or any Company Subsidiary received written notice of the expected commencement of any, audits, assessments or other actions with respect to any Taxes of the Company or any Company Subsidiary and (iii) there are no waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any Acquired Subsidiary.  Since January 1, 2010, no claim has been made in writing by any Governmental Authority in a jurisdiction that the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction.

(c)                                  Certain Matters.  Except those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Acquired Subsidiary will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as result of (i) any change in a method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any “closing agreement” within the meaning of Code Section 7121 (or any corresponding provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date, (iii) any installment sale or open transaction effected on or prior to the Closing Date, (iv) any prepaid amount received on or prior to the Closing Date, or (v) any discharge of indebtedness on or prior to the Closing Date for which an election was made under Code Section 108(i).

(d)                                 Rulings.  Except those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Acquired Subsidiary will be bound by any private letter ruling received from the Internal Revenue Service on or prior to the Closing Date that reasonably could be expected to adversely affect the Tax liability of the Company or any Acquired Subsidiary for any taxable period (or portion thereof) beginning after the Closing Date.

(e)                                  Liens.  There are no material Liens for Taxes on any assets of the Company or any Company Subsidiary other than Permitted Liens.

(f)                                   Tax Sharing Agreements.  There are no Tax-sharing agreements or similar arrangements (including Tax indemnity arrangements) under which the Company or any Acquired Subsidiary would reasonably be expected to be liable for Taxes of an entity that is neither the Company nor Acquired Subsidiary, other than customary commercial contracts not primarily related to Taxes and the Tax Matters Agreement.

(g)                                  Member Tax Liability.  Except those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Acquired Subsidiary is liable for the Taxes of any other person (other than the Company, any Acquired Subsidiary, SpinCo or any SpinCo Subsidiary) under Treasury Regulation Section 1.1502-6 or any similar provision of state local or foreign Tax Law or as a transferee or successor, by contract or otherwise.

(h)                                 Tax-Free Spin-Offs.  Since January 1, 2011, neither the Company nor any Company Subsidiary has been a party to a transaction treated as a distribution to which Section 355 of the Code applies.

(i)                                     USPRHC.  The Company has not been a U.S. real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(j)                                    Listed Transactions.  Neither the Company nor any Company Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

Section 4.16                             Insurance.  Section 4.16 of the Company Disclosure Schedule lists all directors and officers and fiduciary insurance policies and all other material policies of liability, property, casualty and other forms of insurance owned or held by the Company and each Company Subsidiary.  All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy.

Section 4.17                             Properties and Assets.  (a) Except as expressly contemplated by the Spin-Off Agreements or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of the Company Subsidiaries have, and immediately following the Effective Time will continue to have, good and valid title to their owned material assets and properties, free and clear of all Liens (other than Permitted Liens), or in the case of material assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement to use, all material assets and properties (in each case, tangible and intangible), in each case, necessary to permit the Company and each of the Company Subsidiaries to conduct their respective businesses in all material respects as currently conducted.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the material assets and properties (in each case, tangible or intangible) owned or used by the Company or the Company Subsidiaries are in satisfactory condition for their continued use as they have been used and adequate in all material respects for their current use, subject to reasonable wear and tear.

(b)                                 The assets of the Company and its Subsidiaries as at and immediately following the Effective Time, together with the sources of cash to be available to the Company after the Effective Time as arranged by the Buyer, and the services to be provided pursuant to the Transition Services Agreement, will be sufficient to permit the Surviving Corporation and its subsidiaries to carry on the functional operation of the Television Business immediately following the Effective Time (i) in all material respects and (ii) in a manner consistent with the operation of such business immediately prior to the Effective Time.  Notwithstanding the foregoing, it is understood and agreed that the immediately preceding sentence shall not be deemed a representation or warranty as to any revenue, costs or expenses associated with the conduct of the Surviving Corporation’s or its Subsidiaries’ business immediately following the Effective Time, and the immediately preceding sentence assumes the receipt of all necessary authorizations, approvals, consents or waivers required by law or by Governmental Authorities in connection with the transactions contemplated by the Spin-Off Agreements and by this Agreement.

Section 4.18                             Real Property.

(a)                                 Neither the Company nor any of its Subsidiaries owns any interest in any real property.

(b)                                 Section 4.18(b) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any Company Subsidiary (collectively, the “Leased Real Property”).  To the knowledge of the Company, no material lease, sublease or other contract with respect to Leased Real Property is subject to any Lien, including any right to the use or occupancy of any Leased Real Property, other than Permitted Liens.

(c)                                  The Leased Real Property is sometimes referred to herein as the “Real Property.”  To the knowledge of the Company, each parcel of Real Property is in material compliance with all existing Laws applicable to such Real Property.  Neither the Company nor any Company Subsidiary has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending and, to the knowledge of the Company, there are no such proceedings threatened, affecting any portion of the Real Property.  Neither the Company nor any Company Subsidiary has received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending proceeding, and, to the knowledge of the Company, there is no such writ, injunction, decree, order, judgment or proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Real Property.

Section 4.19                             Opinion of Financial Advisor.  Prior to the execution of this Agreement, the Board of Directors of the Company received an opinion dated August 12, 2013, of Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Company Financial Advisor”) (the

“Fairness Opinion”) to the effect that, as of the date thereof and subject to the various qualifications and assumptions set forth therein, the Aggregate Purchase Price to be paid by Buyer pursuant to the Merger Agreement is fair, from a financial point of view, to the Company.  The Company shall provide a true and complete signed copy of such opinion to Buyer solely for information purposes as soon as practicable after the date of this Agreement.

Section 4.20                             Information in the Proxy Statement and SpinCo Filings.  The Proxy Statement (and any amendment thereof or supplement thereto), at the date mailed to the Company’s stockholders and at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, the Form 10 to be filed with SEC by SpinCo in contemplation of the Spin-Off Transaction at the time of effectiveness of the Form 10, and the Schedule 14C (and any amendment thereof or supplement thereto) at the date mailed to the Company stockholders and at the time of the meeting of the Company stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Buyer or the Acquisition Sub.  The Proxy Statement, the Form 10 and the Schedule 14C will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities laws.

Section 4.21                             Brokers.  Except for the Company’s obligations to the Company Financial Advisor, neither the Company nor any stockholder, director, officer, employee or affiliate of the Company, has incurred or will incur on behalf of the Company or any Company Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger.

Section 4.22                             Anti-Takeover Matters.  Other than Section 203 of the Delaware Law, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or anti-takeover provision in the Company’s organizational documents is applicable to the Company, any shares of the Company Common Stock or other Company securities, this Agreement, the Merger or any of the other transactions contemplated by this Agreement.  The action of the Board of Directors of the Company in approving this Agreement and the transactions provided for herein is sufficient to render inapplicable to this Agreement, the Merger and the transactions contemplated hereby or thereby and the transactions provided for herein, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

Section 4.23                             Affiliate Transactions.  Except as specifically provided in this Agreement or any of the other Spin-Off Agreements or as disclosed in the Company SEC Reports, there are no transactions or contracts of the type required to be disclosed by the Company under Item 404 of the Regulation S-K between or among (a) the Company or any Company Subsidiary, on the one hand, and (b) any individual who is a “named executive officer” or director of the Company (as such term is defined in Section 402 of Regulation S-K), on the other hand.

Section 4.24                             Labor Matters.

(a)                                 Neither the Company nor any of the Company Subsidiaries is a party to any contract or arrangement with a trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectorial agreement.  There are no pending activities or proceedings or, to the knowledge of the Company, threatened by any labor organization, union, group or association or representative thereof to organize any such employees.

(b)                                 The Company and the Company Subsidiaries have complied in all material respects with applicable Laws and Orders relating to employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation and hours of work.  Neither the Company nor any of the Company Subsidiaries has any material liability with respect to any misclassification of: (x) any Person as an independent contractor rather than as an employee; (y) any employee leased from another employer; or (z) any employee currently or formerly classified as exempt from overtime wages.

(c)                                  Neither the Company nor any Company Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local Law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local Law, or incurred any Liability or obligation under WARN or any similar state or local Law that remains unsatisfied.  No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local Law.

Section 4.25                             FCPA.  The Company and its Subsidiaries have been in material compliance with the Foreign Correct Practices Act of 1977 since January 1, 2006.

Section 4.26                             No Other Representations or Warranties.  Except for the representations and warranties set forth in this ARTICLE IV, each of Buyer and the Acquisition Sub acknowledges and agrees that neither the Company, the Company Subsidiaries nor any other Person makes any express or implied representation or warranty on behalf of the Company or any Company Subsidiary, and the Company disclaims any such representation or warranty not expressly set forth in this ARTICLE IV, whether made by the Company, any Company Subsidiary, or any other Person.  Each of Buyer and the Acquisition Sub also acknowledges and agrees that neither the Company or the Company Subsidiaries nor any other Person makes any representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any Company Subsidiary heretofore or hereafter delivered to or made available to Buyer, the Acquisition Sub or the Buyer’s representatives.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER AND ACQUISITION SUB

The following representations and warranties are made jointly and severally by Buyer and Acquisition Sub:

Section 5.1                                    Organization and Qualification; Subsidiaries.  Each of Buyer and Acquisition Sub is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.2                                    Authority Relative to Agreement.  Each of Buyer and Acquisition Sub has all necessary corporate power and authority to execute and deliver this Agreement (and each other agreement, certificate, document and instrument contemplated hereby to be executed and delivered by the Buyer or Acquisition Sub), to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby.  The execution and delivery of this Agreement (and each other agreement, certificate, document and instrument contemplated hereby to be executed and delivered by Buyer or Acquisition Sub) by Buyer and Acquisition Sub and the consummation by Buyer and Acquisition Sub of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Buyer and Acquisition Sub (and, with respect to Acquisition Sub, by its sole stockholder), and no other corporate proceedings on the part of Buyer or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State).  This Agreement has been duly and validly executed and delivered by Buyer and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Buyer and Acquisition Sub, enforceable against Buyer and Acquisition Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3                                    No Conflict; Required Filings and Consents.

(a)                                 The execution and delivery of this Agreement by Buyer and Acquisition Sub does not, and the performance of this Agreement by Buyer and Acquisition Sub will not, (i) conflict with or violate the certificate of incorporation or by-laws (or equivalent organizational documents) of (A) Buyer or (B) Acquisition Sub, (ii) assuming the consents, approvals and authorizations specified in Section 5.3(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver by Buyer has been satisfied, conflict with or violate any Law applicable to Buyer or Acquisition Sub or by which any property or asset of Buyer or Acquisition Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Buyer or Acquisition Sub pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or Acquisition Sub is a party or by which Buyer or Acquisition Sub or any property or asset of Buyer or Acquisition Sub is bound or affected, other than, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not prevent or materially delay the consummation of the transactions contemplated hereby.

(b)                                 The execution and delivery of this Agreement by Buyer and Acquisition Sub does not, and the consummation by Buyer and Acquisition Sub of the Merger and the other transactions contemplated by this Agreement, will not, require any consent, approval, authorization, order, registration, waiver or permit of, or filing or declaration with or notification to, any Governmental Authority, except for the filing of a pre-merger notification report under the HSR Act, for applicable requirements of the Exchange Act, the Antitrust Laws, and the filing and recordation of appropriate merger documents as required by Delaware Law and the rules of the NASDAQ Global Market, and where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.4                                    Compliance with Law.  Neither Buyer nor Acquisition Sub is in conflict with, or in default or violation of, any Law applicable to Buyer or Acquisition Sub or by which any property or asset of Buyer or Acquisition Sub is bound or affected that would prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.5                                    Absence of Litigation.  There is no claim, action, proceeding, or investigation pending or, to the knowledge of Buyer, threatened against any of Buyer or Acquisition Sub or any of their respective properties or assets at law or in equity, and there are no orders before any arbitrator or Governmental Authority, in each case, that would prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.6                                    Financial Ability.  As of the date of this Agreement, Buyer has received and accepted (a) an executed equity financing letter dated the date hereof (the “Equity Financing Letter”) from Spectrum Equity Investors VI, L.P. (the “Sponsor”) to provide equity financing (the “Equity Financing”) in an aggregate amount of $47,000,000, subject to the terms and conditions set forth therein, (b) executed debt financing letter dated August 12, 2013 (the “Debt Financing Letter” and, together with the Equity Financing Letter, the “Financing Letters”) from JPMorgan Chase Bank, N.A. and SunTrust Bank (collectively, the “Lenders”), pursuant to which the Lenders have indicated their intent to use reasonable best efforts to structure and syndicate a debt financing (the “Debt Financing”) in an aggregate amount of $475,000,000, subject to the terms and conditions set forth therein.  A true and complete copy of each Financing Letter has been previously provided to the Company.  The Debt Financing Letter does not constitute a commitment by the Lenders to provide funds for the Debt Financing and, subsequent to the date hereof, Buyer and Acquisition Sub intend to use reasonable best efforts to enter into definitive agreements with respect to the Debt Financing with the Lenders or an alternative lender group at the discretion of Buyer and Acquisition Sub.  Buyer has fully paid any and all commitment fees or fees required by such Financing Letters to be paid on or before the date hereof and will pay all additional fees as they become due.  As of the date hereof, (a) each Financing Letter (i) is valid and in full force and effect without amendment or modification, (ii) does not contain any material misrepresentation by Buyer and (iii) has not been withdrawn, terminated or rescinded in any respect, and the Financing Letters constitute all of the contracts and arrangements entered into between each of the Lenders, the Sponsor and/or their affiliates, on the one hand, and the Buyer and/or its affiliates, on the other hand, with respect to the Financing, other than fee letters relating to fees with respect to the Debt Financing contemplated pursuant to the Debt Financing Letters (complete copies of which have been provided to the Company, with only fee amounts and pricing caps redacted) (collectively, the “Fee Letters”) and (b) no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach on the part of Buyer or Acquisition Sub under any Financing Letter or Fee Letter.  In addition, as of the date of this Agreement, Buyer has received and accepted a letter (the “Company Equity Commitment”) from the Company by which the Company has agreed to cause SpinCo to invest $40,000,000 in Buyer at closing for preferred equity securities of ER having a nominal value of $45,000,000 (the “Company Investment”), and ER has agreed to accept such investment from SpinCo or to pay SpinCo $5,000,000 at Closing.  The equity commitment and debt arrangements contemplated by the Financing Letters, the Company Investment and the definitive financing arrangements entered into after the date hereof with the Sponsor and the Lenders or an alternative lender group are collectively referred to herein as the “Financing”.  The aggregate proceeds contemplated by the Financing Letters and the Company Investment together with available cash of Buyer and Acquisition Sub, will be sufficient for Acquisition Sub and the Surviving Corporation to complete the transactions contemplated by this Agreement, and to satisfy all of the obligations of Buyer and Acquisition Sub under this Agreement, including (i) paying the Aggregate Purchase Price at Closing, including effecting the repayment or refinancing of all Funded Debt of the Company as of the Closing Date and (ii) paying all related fees and expenses.  Neither Buyer nor Acquisition Sub has incurred any obligation, commitment, restriction or liability of any kind, and neither of them is contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would reasonably be expected to cause the prior sentence to no longer be accurate.  As of the date hereof, neither Buyer nor Acquisition Sub (a) has any reason to believe that any of the conditions to the financing pursuant to the Financing Letters would not reasonably be expected to be satisfied or that the financing pursuant to the Financing Letters would not reasonably be expected to be available to Buyer and Acquisition Sub on the Closing Date and (b) is aware of any event that has occurred, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Buyer or, to the knowledge of the Buyer, any other party thereto, under any of the Financing Letters.

Section 5.7                                    Brokers.  Except for the Buyer’s financial advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Buyer.

ARTICLE VI.
COVENANTS AND AGREEMENTS

Section 6.1                                    Conduct of Business by the Company Pending the Merger.  The Company covenants and agrees that, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as may be required by Law, (ii) as may be agreed to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly permitted by this Agreement, (iv) as may be expressly permitted by the Spin-Off Agreements, or (v) as set forth in Section 6.1 of the Company Disclosure Schedule, the business of the Company and its subsidiaries, shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business, in a manner consistent with past practice in all material respects and in compliance with all applicable Laws in all material respects and, to the extent consistent therewith, each of the Company and its subsidiaries shall use their respective commercially reasonable efforts to (x) subject to prudent management of workforce needs and ongoing programs currently in force, preserve its business organization intact, maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates and continue to manage contracts and relations with such parties in good faith and in a manner consistent with past practice in all material respects, (y) maintain and keep material properties and assets in good repair and condition, subject to ordinary course wear and tear and (z) maintain in effect all material governmental permits necessary to the current operation of the business the Company or any of its subsidiaries.  In furtherance thereof the Company agrees to make the capital investments in the Television Business as substantially contemplated by the operating budget of the Television Business in effect on the date hereof.

The Company agrees with Buyer that, except as set forth in clauses (i) through (v) above, the Company shall not (and, as applicable, shall cause its subsidiaries not to):

(a)                                 amend or otherwise change the Company Certificate, the Company By-laws, or such equivalent organizational documents of any of its subsidiaries;

(b)                                 issue, deliver, sell, pledge, dispose, encumber, grant or subject to any Lien any shares of its or its subsidiaries’ capital stock, any other voting securities, any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries’ capital stock, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock based performance units, or other equity-based awards, including pursuant to contracts as in effect on the date hereof; provided, however, that the Company may issue shares of Company Common Stock pursuant to the exercise or settlement of Company Options and Restricted Stock Units outstanding as of the date hereof or granted after the date hereof not in violation of this Agreement;

(c)                                  (i) declare, authorize, make, set aside or pay any dividend or other distribution payable in stock, property or otherwise, with respect to the Company’s or any of its subsidiaries’ capital stock, other than dividends paid by any subsidiary of the Company to the Company, (ii) split, combine or reclassify any of its capital stock or issue, authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or alter any term of any of the Company’s or any of its subsidiaries’ outstanding securities, (iii) effect any recapitalization, reclassification or like change in the capitalization of the Company or any of its subsidiaries or (iv) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for issuances, purchases, redemptions or other acquisitions of capital stock or other securities required under the terms of any plans (including Company Benefit Plans) existing on the date hereof between the Company or any of its Subsidiaries, on the one hand, and any director or employee of the Company or any of its Subsidiaries, on the other hand, or in connection with the satisfaction of Tax withholding obligations with respect to Company Options or Restricted Stock Units, or acquisitions by the Company in connection with the net exercise of Company Options; provided, however, that dividends, issuances, distributions or redemptions may be made in connection with the Spin-Off Transaction, but only to the extent made in accordance with the express terms of the Spin-Off Agreements;

(d)                                 except (i) as required pursuant to existing written agreements executed prior to, or Company Benefit Plans in effect as of, the date hereof, (ii) as required by, or in order to comply with, applicable Law, (iii) insofar as it creates no additional material liability to the Company or any subsidiary, or (iv) as otherwise expressly permitted by this Agreement or the Spin-Off Agreements, (A) increase the compensation or other benefits payable or to become payable (including unusual or extraordinary bonuses) to (x) directors or executive officers of the Company or any of its Subsidiaries or (y) employees of the Company or any of its Subsidiaries except, in the case of this clause (y), in the ordinary course of business consistent with past practice (including, for this purpose, the normal salary and bonus review process conducted each year), (B) grant any severance or termination pay to (except as required pursuant to existing agreements, plans or policies), or enter into any severance agreement with any (x) executive or director of the Company or any of its Subsidiaries or (y) any non-executive employee of the Company or any of its Subsidiaries except, in the case of this clause (y), in the ordinary course of business consistent with past practice, (C) enter into or amend any employment agreement with any employee of the Company or any of its Subsidiaries pursuant to which the annual base salary under such agreement exceeds $250,000 per annum, (D) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, (E) except as expressly provided in the Agreement, establish, adopt, amend or terminate any Company Benefit Plan, or any other plan, policy or arrangement that would have been a Company Benefit Plan had it existed as of the date hereof, (F) amend, waive or otherwise relinquish the Company’s rights under the Non-Competition Agreements or any other non-competition agreement, or (G) grant, confer or award options, convertible securities, restricted stock units or other rights to acquire any of its or its Subsidiaries’ capital stock; provided, however, that the foregoing shall not restrict the Company or any of its Subsidiaries from making available to newly hired employees or to employees in the context of promotions or raises in compensation, in each case, in the ordinary course of business, plans, policies or arrangements (including equity grants, but excluding severance arrangements) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(e)                                  (i) make any loans, advances or capital contributions to any other Person, other than (but only as permitted under applicable Law) to employees and consultants in respect of expenses incurred in the ordinary course of business consistent with past practice, the

Company’s expense reimbursement policies or the applicable consulting arrangement as in effect on the date hereof or (ii) pay any management, consulting or similar fee to any affiliate or stockholder (other than employees or directors of the Company or its Subsidiaries in accordance with the ordinary course of business consistent with past practice);

(f)                                   acquire or agree to acquire (including by merger, consolidation, or acquisition of equity or debt securities or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, or any assets in connection with acquisitions or investments, in an aggregate amount in excess of $10,000,000 in cash payable prior to the Effective Time; provided nothing hereby shall restrict the Company from agreeing to earn-out consideration in connection with an acquisition to be paid solely by SpinCo or a SpinCo Subsidiary after the Spin-Off Transaction;

(g)                                  incur any indebtedness for borrowed money or guarantee any such indebtedness for any Person except for indebtedness incurred under the Company Credit Agreement;

(h)                                 cancel any indebtedness payable to the Company, or waive or assign any claims or rights of substantial value other than in the ordinary course of business;

(i)                                     make any new, or enter into any commitment for, capital expenditure or expenditures relating to the Television Business which, in the aggregate, are in excess of $1,000,000, except for capital expenditures or expenditures made in the ordinary course of business consistent with past practice set forth on any operating budget in effect at the time this Agreement is executed and disclosed to Buyer prior to the date hereof;

(j)                                    make or change any material Tax election, adopt or change any material accounting method for Tax purposes, file any material amended Tax Return, enter into any closing agreement with respect to, or otherwise settle, any material Tax claim or assessment relating to the Company or any of its subsidiaries, surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries;

(k)                                 enter into, modify, amend or terminate any Company Material Contract other than (A) in the ordinary course of business consistent with past practice or (B) if so modified, amended or terminated would not, individually or in the aggregate, reasonably be expected to (x) have either a Company Material Adverse Effect (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(l)                                     make any material change to its methods, principles or practices of accounting in effect at December 31, 2012 or revalue any material assets of the Company or any of its subsidiaries, except (i) as required by GAAP (or any interpretation thereof) or Regulation S-X of the Exchange Act, or as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP, or (iii) as required by a change in applicable Law;

(m)                             other than in the ordinary course of business consistent with past practice, (i) sell, lease, license, transfer, exchange or swap, sell and leaseback, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material properties or assets (including any such disposition from the Television Business to the Online Business), except (A) pursuant to existing agreements set forth in Section 4.11 of the Company Disclosure Schedule in effect prior to the execution of this Agreement, or (B) as may be required by applicable Law or any Governmental Authority or (ii) enter into, modify, amend or terminate any material lease;

(n)                                 other than in the ordinary course of business consistent with past practice, settle any action, suit, investigation or other proceeding which, in the aggregate, require an out-of-pocket expense of the Company in excess of $1,000,000, or execute on or otherwise attempt to collect any judgment arising from the arbitration matter disclosed in Section 4.12 of the Company Disclosure Schedule;

(o)                                 sell, transfer or license to any person or otherwise extend, amend or modify any material rights to the Company intellectual property rights other than (i) in the ordinary course of business consistent with past practice, or (ii) pursuant to the Spin-Off Agreements, or

(p)                                 authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing.

Section 6.2                                    Proxy Statement.

(a)                                 Covenants of the Company and SpinCo with Respect to the Proxy Statement and Related Filing.  The Company shall prepare and shall cause to be filed with the SEC as promptly as reasonably practicable following the date of this Agreement a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the meeting of the Company’s stockholders to be held to consider the adoption and approval of this Agreement and the Merger and shall use its reasonable best efforts to clear the Proxy Statement with the SEC as soon as reasonably practicable.  The Company shall include in the Proxy Statement the text of this Agreement, the Fairness Opinion and the Company Recommendation (unless the Board of Directors of the Company has made a Change of Recommendation in compliance with Section 6.6(c), terminated this Agreement pursuant to Section 8.1(d) and paid or cause to be paid the Company Termination Fee as provided in Section 8.5) and shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments by the SEC staff in respect of the Proxy Statement.  None of the information included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is hereby made by the Company with respect to any of the Buyer Information.  The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.  Buyer and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement, Form 10 and Schedule 14C before each is filed with the SEC, and the Company (and SpinCo, as applicable) shall give reasonable consideration to any reasonable comments made thereon by Buyer and its counsel.  The Company (and SpinCo, as applicable) shall provide Buyer and its counsel with copies of any written comments, and shall inform them of any oral communications, that the Company (and SpinCo, as applicable) or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement, Form 10 or Schedule 14C promptly after the Company’s (and SpinCo’s, as applicable) receipt of such comments, and any written or oral responses thereto by the Company (and SpinCo, as applicable) or their counsel.  Buyer and its counsel shall be given a reasonable opportunity to review and comment on any such written responses and the Company (and SpinCo, as applicable) shall give reasonable consideration to the reasonable comments made by Buyer and its counsel.

(b)                                 Covenants of Buyer with Respect to the Proxy Statement.  As promptly as reasonably practicable following the date of this Agreement, each of Buyer and Acquisition Sub will furnish the Company with all information relating to it and required pursuant to the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.  Buyer agrees and covenants that none of the information with respect to Buyer or its subsidiaries (the “Buyer Information”) supplied or to be supplied by Buyer for inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)                                  Mailing of Proxy Statement; Amendments.  As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the holders of Company Common Stock as of the record date established for the Stockholders’ Meeting.  If at any time prior to the Effective Time any event or circumstance relating to the Company or Buyer or any of either the Company or Buyer’s subsidiaries, or their respective officers or directors, should be discovered by the Company or Buyer, respectively, which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other.  Each of Buyer, Acquisition Sub and the Company agree to correct any material information provided by it for use in the Proxy Statement which shall have become false or misleading.  All documents (including the Proxy Statement) that each of the Company and Buyer is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d)                                 Spin-Off Transaction; Form 10 Filing.  As promptly as reasonably practicable following the signing of this Agreement, the Company will cause SpinCo to file a Form 10 with the SEC with respect to the Spin-Off Transaction and shall use its reasonable best efforts to have the Form 10 declared effective by the SEC.  As promptly as reasonably practicable thereafter the Company shall cause SpinCo to prepare and deliver an information statement on Schedule 14C to the holders of Company Common Stock in connection with the Spin-Off Transaction that shall comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(e)                                  Stockholders’ Meeting.  Subject to Sections 6.6 and 6.15 hereof, the Company shall, as promptly as reasonably practicable following the effectiveness of the Proxy Statement establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement and approval of the Merger (the “Stockholders’ Meeting”).  The Stockholders’ Meeting shall be held within 45 days following the later of the Proxy Statement having been cleared by the SEC and the Form 10 has been declared effective by the SEC.

(f)                                   Reaffirm Company Recommendation.  Unless the Board of Directors of the Company shall have made a Change of Recommendation and, concurrently therewith, the Company (or any of its affiliates) shall have entered into a definitive agreement with a third party providing for a Superior Proposal in accordance with Section 6.6, terminated this Agreement pursuant to Section 8.1(d) and paid or cause to be paid to Buyer the Break Fee as provided in Section 8.5, the Board of Directors of the Company shall reaffirm after the date hereof the Company Recommendation as expressly provided in this Agreement upon the reasonable request of Buyer, and the Company shall use its commercially reasonable efforts (including by engaging a proxy solicitor) to obtain the Requisite Stockholder Approval.  The notice of such Stockholders’ Meeting shall state that a resolution to approve and adopt this Agreement, advisory votes on change in control payments and a resolution to adjourn the Stockholders’ Meeting, if necessary, will be considered at the Stockholders’ Meeting, and no other matters shall be considered or voted upon at the Stockholders’ Meeting (with the exception of ordinary course matters considered at an annual meeting of stockholders) without the Buyer’s prior written consent.

Section 6.3                                    Spin-Off Transaction.  Following the Stockholders’ Meeting and conditioned upon receipt of the Requisite Stockholder Approval, but prior to the Effective Time, the Company shall (i) enter into and cause SpinCo to enter into the Spin-Off Agreements, (ii) contribute to SpinCo all of the outstanding capital stock and equity interests of the SpinCo Subsidiaries, together with all Company Cash-on-Hand and all Company Working Capital.

Section 6.4                                    HSR Act and Foreign Antitrust Approvals.

(a)                                 In connection with the transactions contemplated by this Agreement, Buyer and the Company each shall (and, to the extent required, shall cause its affiliates to) (i) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and (ii) as soon as reasonably practicable, make such other filings with any foreign Governmental Authorities as may be required under any applicable similar foreign Law.  Buyer and the Company each shall substantially comply with any Antitrust Information or Document Requests.

(b)                                 Subject to Section 6.4(j), each of the Company and Buyer shall exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any foreign antitrust or competition laws and (ii) prevent the entry in any action brought by an Antitrust Authority or any other person of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

(c)                                  Each of the Company and Buyer will use its reasonable best efforts to certify substantial compliance with any request for additional information issued by the DOJ or FTC, made pursuant to 16 C.F.R. §803.20 or substantially similar statute or regulation, within 120 days following the initial Buyer and Company filings of its respective pre-merger and notification report forms under the HSR Act, provided that Buyer has complied with Section 6.4(a) and Buyer shall not “pull and refile” such report form without the Company’s consent which shall not be unreasonably withheld.

(d)                                 Notwithstanding the foregoing or any other provision of this Agreement, nothing set forth in this Section 6.4 shall be construed so as to prohibit the Buyer from instituting or prosecuting or defending a suit or claim in good faith with respect to any suit, objection, requirement or other action by the FTC, the DOJ, any other such governmental authority or any private party with respect to the transactions contemplated hereby.

(e)                                  Subject to Section 6.4(j), each of the Company and Buyer shall cooperate in good faith with the Antitrust Authorities in connection with the transactions contemplated by this Agreement.

(f)                                   Buyer shall promptly furnish to the Company copies of any notices or written communications received by Buyer or any of its affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Buyer shall permit counsel to the Company an opportunity to review in advance, and Buyer shall consider in good faith the views of such counsel in connection with, any proposed written communications by Buyer and/or its affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement.  To the extent reasonably practical, Buyer agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Buyer and/or any of its affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(g)                                  The Company shall promptly furnish to the Buyer copies of any notices or written communications received by the Company or any of its affiliates from any Governmental Authority with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to the Buyer an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement.  To the extent reasonably practical, the Company agrees to provide the Buyer and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(h)                                 Buyer shall be solely responsible for and pay all filing fees (whether or not such fees may be the obligation of the Company under applicable Law) payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement.

(i)                                     Buyer shall pay the Company $10,000,000 by wire transfer or same day funds to an account at a U.S. banking institution designated in writing by the Company if the Closing would have otherwise occurred on or before the date that is 240 calendar days after the date hereof but for the applicable waiting period under the HSR Act having not expired or otherwise been terminated, by no later than the first Business Day immediately following such 240-day period.

(j)                                    Nothing in Section 6.4(b) or Section 6.4(e) shall require Buyer or its Affiliates to (x) enter into any “hold separate” agreement or other agreement with respect to the disposition or limitation on the use of any assets or businesses of the Buyer or any of its subsidiaries or the Company or any of its Subsidiaries that would reasonably be expected to materially impair the value of the Television Business to Buyer in order to obtain clearance from the FTC or the DOJ or any other antitrust or competition authorities to proceed with the consummation of the transactions contemplated hereby, (y) consummate the transactions contemplated hereby in the event that any consent, approval, authorization or non-objection of any Governmental Authority obtained or sought to be obtained in connection with this Agreement is conditioned upon the imposition of any other significant restrictions upon, or the making of any material accommodation (financial or otherwise) in respect of the transactions contemplated hereby or the conduct of the business of the Buyer (including any agreement not to compete in any geographic area or line of business or any agreement to license technology to third parties) or results, or would result in, the abrogation or diminishment of an authority or license granted by any Governmental Authority, or (z) to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent.

Section 6.5                        Inspection.  Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure the Company shall, and shall cause its subsidiaries to, afford to Buyer and its accountants, counsel and other representatives reasonable access, during normal business hours, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, however, that without the consent of the Company, Buyer shall not be permitted to perform any environmental sampling at any Company real property or Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions.  The Company shall promptly provide Buyer with copies of all contracts entered into after the date hereof which would constitute a “Company Material Contract” if in existence as of the date hereof.  All information obtained by Buyer, Acquisition Sub and their respective representatives shall be subject to the Confidentiality Agreement.

Section 6.6                                    Acquisition Proposals.

(a)                                 Until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article ARTICLE VIII herein, the Company, its Subsidiaries and their representatives shall not, without the prior written consent of Buyer (i) initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal relating to the Company as a whole or the Television Business (but not the Online Business), (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person with respect to, or provide any non-public information or data concerning the Company or any of its subsidiaries to any person relating to, an Acquisition Proposal, or any proposal or offer that would be reasonably expected to lead to an Acquisition Proposal, relating to the Company as a whole or the Television Business (but not the Online Business) or afford to any person access to the business, properties, assets or personnel of the Company or any of its subsidiaries in connection with an Acquisition Proposal, or any proposal or offer that would be reasonably expected to lead to an Acquisition Proposal, relating to the Company as a whole or the Television Business (but not the Online Business), (iii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement (other than an Acceptable Confidentiality Agreement as permitted pursuant to Section 6.6(b)) relating to any Acquisition Proposal, or any proposal or offer that would be reasonably expected to lead to an Acquisition Proposal, (an “Alternative Acquisition Agreement”), (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or any state takeover statute, other than a waiver of any “don’t ask—don’t waive” provisions of any standstill agreements now in effect, (v) otherwise knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt by any person to make an Acquisition Proposal, or any proposal or offer that would be reasonably expected to lead to an Acquisition Proposal, relating to the Company as a whole or the Television Business (but not the Online Business), or (vi) resolve, propose or agree to do any of the foregoing. The Company and its officers and directors shall, and the Company shall instruct and cause the Company’s representatives, its Subsidiaries and their representatives to, immediately cease and terminate all discussions and negotiations with any persons that may be ongoing with respect to an Acquisition Proposal relating to the Company as a whole or the Television Business (but not the Online Business), and as promptly as practicable thereafter deliver a written notice to each such person to the effect that the Company is ending all discussions and negotiations with such person with respect to any Acquisition Proposal relating to the Company as a whole or the Television Business (but not the Online Business), effective immediately, which notice shall also request such person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries.

(b)                                 Notwithstanding anything to the contrary contained in Section 6.6(a), at any time prior to the time the Requisite Stockholder Approval is obtained, if the Company receives a bona fide, written Acquisition Proposal that did not result from a breach of this Section 6.6 from any person, (i) the Company and its representative may provide information (including non-public information and data) regarding, and afford access to, the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries in response to a request therefor by such person if the Company receives from such person (or has received from such Person) an executed Acceptable Confidentiality Agreement and/or (ii) the Company and its representatives may engage in, enter into, continue or otherwise participate in any discussions or negotiations with such person with respect to such Acquisition Proposal, if and only to the extent that prior to taking any action described in clause (i) or (ii) above, (x) the Board of Directors determines in good faith (after consultation with outside legal counsel) that based on the information then available and after consultation with its financial advisor and outside legal counsel, failure to consider such Acquisition Proposal would reasonably be expected to constitute a breach of the Board of Directors’ fiduciary duties to stockholders and such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and (y) the Company shall give written notice to Buyer of any such determination. The Company shall promptly (but in no event later than twenty-four (24) hours) provide Buyer with copies of any information or materials regarding the Company and its subsidiaries provided or made available to such other person which were not previously made available to Buyer.

(c)                                  Except as set forth in this Section 6.6(c), the Board of Directors shall not (i) change, withhold, withdraw, qualify or modify (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), in a manner adverse to Buyer, the Company Recommendation (any of the foregoing, a “Change of Recommendation”) or, in the absence of a Change of Recommendation made in compliance with this Agreement, fail to include the Company Recommendation in the Proxy Statement, (ii) authorize, adopt, approve, recommend or declare advisable, or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise), an Acquisition Proposal, or (iii) cause or permit the Company to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Requisite Stockholder Approval is obtained, the Board of Directors may if the Company receives a written Acquisition Proposal (that did not result from a breach of Section 6.6(a) or 6.6(b)) that the Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, approve, recommend or declare advisable, and authorize the Company to enter into an Alternative Acquisition Agreement with respect to, such Superior Proposal and terminate this Agreement pursuant to Section 8.1(d) if:

(i)                                     the Board of Directors determines in good faith, after consultation with outside legal counsel, that failure to do so would reasonably be expected to be a violation of its fiduciary duties to stockholders under applicable Law and the Company shall have complied with all of its obligations under this Section 6.6;

(ii)                                  the Company shall have provided prior written notice to Buyer, at least four Business Days in advance, that it intends to effect a Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d), which notice shall specify the identity of the party making such Superior Proposal and the material terms thereof and include copies of all relevant documents relating to such Superior Proposal;

(iii)                               after providing such notice and prior to effecting such Change of Recommendation or terminating this Agreement pursuant to Section 8.1(d), the Company shall have, and shall have caused its representatives to, negotiate with Buyer and Acquisition Sub in good faith during such four Business Day period (to the extent Buyer desires to negotiate) to make such adjustments in the terms and conditions of this

Agreement as would permit the Board of Directors not to effect a Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d); and

(iv)                              the Board of Directors shall have considered in good faith any changes to this Agreement offered in writing by Buyer no later than 5:00 p.m., New York City time, on the third Business Day of such four Business Day period and shall have determined that such Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Buyer were to be given effect; provided that, in the event of any material revisions to the Acquisition Proposal (with any change in the per share price contemplated thereby being deemed material for purposes of this Agreement) that the Board of Directors has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Buyer in respect of such modified Acquisition Proposal and to again comply with the requirements of this Section 6.6(c) with respect to such new written notice, except that the applicable time periods for purposes of this Section 6.6(c) with respect to such new written notice shall be reduced to two Business Days from the four Business Day period otherwise contemplated.

(d)                                 Without limiting the generality of the foregoing, Buyer and Company acknowledge and hereby agree that any violation of the restrictions set forth in this Section 6.6 by any representative of the Company or its subsidiaries shall be deemed to be a breach of this Section 6.6 by the Company.  The Company shall not enter into any letter of intent, memorandum of understanding or contract (other than a confidentiality agreement as permitted by Section 6.6(b)) contemplating or otherwise relating to an Acquisition Proposal unless and until this Agreement is terminated pursuant to ARTICLE VIII and the Company has paid all amounts due to Buyer pursuant to ARTICLE VIII.

(e)                                  Nothing contained in this Section 6.6 shall be deemed to prohibit the Company or the Board of Directors or any committee thereof from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company) (it being acknowledged and agreed that any such disclosure, other than a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) of the Exchange Act, shall be deemed to be a Change of Recommendation unless the Board of Directors of the Company expressly publicly reaffirms the Company Recommendation in such communication).

(f)                                   The Company shall promptly (and, in any event, within 24 hours) notify Buyer (orally and in writing) if any Acquisition Proposal is received by or any non-public information or access to the business, properties, assets, books or records of the Company or its Subsidiaries is requested from the Company or any of its representatives, indicating the identity of the person or group of persons making such offer or proposal and the material terms and conditions of any proposals or offers, and thereafter shall keep Buyer reasonably informed, on a reasonably current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any discussions or negotiations, including any change in the Company’s intentions as previously notified.

(g)                                  The Company shall not, and shall cause its subsidiaries not to, enter into any confidentiality agreement with any person relating to a possible Acquisition Proposal subsequent to the date of this Agreement except for an Acceptable Confidentiality Agreement as permitted or required pursuant to this Section 6.6, and neither the Company nor any of its subsidiaries shall enter into any agreement that prohibits the Company from providing to Buyer any information provided or made available to any other person pursuant to an Acceptable Confidentiality Agreement.

(h)                                 As used in this Agreement, “Superior Proposal” shall mean an Acquisition Proposal for or in respect of, or that if consummated would be reasonably likely to result in the ownership of all of the outstanding Company Common Stock (whether by merger or otherwise) or all or substantially all of the Company’s and its subsidiaries’ assets (whether measured exclusive or inclusive of SpinCo and the assets of the Company’s online business as the case may be), made by any person on terms that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Board of Directors of the Company in good faith considers to be appropriate (including the conditionality and the timing, the likelihood of consummation of such proposal and the financing thereof), to be more favorable to the Company and its stockholders from a financial perspective than the transactions contemplated by this Agreement and the Merger.  Reference to “this Agreement” and “the Merger” in this Section 6.6(h) shall be deemed to include any proposed alteration of the terms of this Agreement or the Merger that is agreed to by Buyer.

(i)                                     The understanding of the parties is that prior to the termination of this Agreement, the provisions of this Agreement prohibit the Company from, among other matters, soliciting or engaging in discussions regarding an Acquisition Proposal for the Company or the Television Business (subject to the terms, conditions and exceptions contained in Section 6.6(b) and (c)), but allow the Company to, among other matters, solicit or engage in discussions regarding an Acquisition Proposal for the Online Business, provided that any such soliciting or discussions shall not be allowed to interfere with or delay the Company’s obligations under this Agreement or any of the Spin-Off Agreements.

Section 6.7                                    Directors’ and Officers’ Indemnification and Insurance.

(a)                                 From and after the Effective Time, Buyer agrees that it shall cause the Surviving Corporation indemnify and hold harmless each present and former director and officer of the Company or any of its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any of its subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred).  Without limiting the foregoing, Buyer shall cause the Surviving Corporation and each of the Acquired Subsidiaries (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s and such Acquired Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those persons than the provisions of the certificates of incorporation, bylaws and other organizational documents of the Company or such Acquired Subsidiary, as applicable, in each case, as of the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by Law.  Buyer shall assume, and be jointly and severally liable for, and shall cause the Company and the Acquired Subsidiaries to honor, each of the covenants in this Section 6.7.

(b)                                 For a period of six (6) years from the Effective Time, Buyer shall cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s or any of its subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which will be made available to Company or its agents or representatives) on terms not materially less favorable in the aggregate than the terms of such current insurance coverage; provided, however, that Buyer or the Surviving Corporation may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time.  If any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.7 shall be continued in respect of such claim until the final disposition thereof.

(c)                                  Notwithstanding anything contained in this Agreement to the contrary:  (i) this Section 6.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Buyer,  the Surviving Corporation and SpinCo; and (ii) SpinCo will be solely responsible for all costs of any nature whatsoever in providing the indemnification and insurance coverage contained in this Section 6.7.  In the event that Buyer, the Surviving Corporation or SpinCo or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer, the Surviving Corporation, or SpinCo as the case may be, shall succeed to the obligations set forth in this Section 6.7.

Section 6.8                                    Notification of Certain Matters.  The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Merger or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Buyer and (ii) any inaccuracy of any representation or warranty made by such party that would reasonably be expected to cause the condition set forth in Section 7.2(a) or Section 7.3(a), respectively, not to be satisfied.  The Company shall give prompt notice to Buyer of, and cooperate with Buyer in connection with, (i) any actions, suits, claims, investigations or proceedings commenced, pending, relating to, involving or otherwise affecting the Company, any of its subsidiaries or their respective officers, directors or employees, which relate to this Agreement, the Merger or the transactions contemplated hereby (including the Spin-Off Transaction) and (ii) any stockholder litigation or claims against the Company, any of its subsidiaries or their respective officers, directors or employees relating to this Agreement, the Merger or the transactions contemplated hereby (including the Spin-Off Transaction).  No settlement in connection with any claim, suit, hearing, proceeding or litigation referred to in clause (i) or (ii) above shall be agreed to without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.9                                    Public Announcements.  Buyer and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including the Merger and the Spin-Off Transaction, and shall not issue any such press release or make any such public statement without the prior written consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or any stock exchange listing agreement to which Buyer or the Company is a party.  Notwithstanding the foregoing, the Company shall be permitted to make such announcements and disclosures as it reasonably deems necessary or advisable to the extent such statements relate solely to the Spin-Off Transaction or the Online Business and are not inconsistent with Section 6.6 hereof.  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 6.10                             Employee Matters.

(a)                                 As of the Effective Time, all rights and obligations arising from any employment contract or employment relationship existing in the Company or in any of its subsidiaries not assumed or required to be assumed by SpinCo or the SpinCo Subsidiaries under the Spin-Off Agreements, shall remain with the Surviving Corporation and its subsidiaries.

(b)                                 At the Effective Time, Buyer shall provide or shall cause the Surviving Corporation to provide to (after giving effect to the Spin-Off Transaction) each employee of the Company and any of its subsidiaries at Closing who remains an employee of the Surviving Corporation or a subsidiary at the Closing (each, a “Company Employee” and collectively, the “Company Employees”) with compensation and benefits under employee benefit plans that are the same or substantially comparable in the aggregate to, in the sole discretion of Buyer, those provided by Buyer and its subsidiaries to comparably situated employees from time to time.

(c)                                  For purposes of eligibility, vesting, determination of the level of benefits and benefit accrual under the Employee Benefit Plans of Buyer, the Company, the Company’s subsidiaries and their respective affiliates providing benefits to any Company Employees after the Closing (the “New Plans”), and for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Company Employee shall be credited with his or her years of service with the Company, the Company Subsidiaries and their respective affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan.  In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents under any Company Benefit Plan during the portion of the plan year of the New Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)                                 Prior to the Closing, the parties shall use commercially reasonable efforts to fully comply with all notice, consultation, effects bargaining or other bargaining obligations to any labor union, labor organization, works council or group of employees of the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement.  With respect to any Company Employees based outside of the United States, Buyer’s obligations under this Section 6.10 shall be modified to the extent necessary to comply with applicable Laws of the foreign countries and political subdivisions thereof in which such Company Employees are based.

(e)                                  This Section 6.10 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.10, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 6.10.  Without limiting the foregoing, no provision of this Section 6.10 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or its subsidiaries in respect of continued employment (or resumed employment) or any other matter.  Nothing in this Section 6.10 is intended to amend any Company Benefit Plan, or interfere with Buyer’s or the Surviving Corporation’s right from and after the Effective Time to amend or terminate any Company Benefit Plan or the employment or provision of services by any director, employee, independent contractor or consultant.

(f)                                   For the avoidance of doubt, this Section 6.10 shall not apply to any current or former employees, officers, directors or consultants of SpinCo.

Section 6.11                             Cooperation with Financing.  Prior to the Closing, the Company shall use its reasonable best efforts, at Buyer’s sole expense, to cooperate with Buyer as necessary in connection with the arrangement of the Financing as may be reasonably requested by Buyer (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries or the Spin-Off Transaction), including (i) participation at reasonable times in a reasonable number of meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions, (ii) furnishing Buyer and its financing sources with financial and other pertinent information regarding the Company as shall be reasonably requested by Buyer, (iii) reasonably assisting Buyer and its financing sources in the preparation of (A) offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents for any portion of the Financing and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Buyer and its financing sources for any portion of the Financing, (v) reasonably cooperating with Buyer’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Financing, and (vi) using commercially reasonable efforts to assist Buyer in obtaining surveys and title insurance as reasonably requested by Buyer, provided, in each case, that (A) none of the Company or any of its subsidiaries shall be required to incur any liability in connection with the Financing (other than the Company Investment) prior to the Effective Time, (B) the pre-Closing Board of Directors of the Company and the directors, managers and general partners of the Company Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing (other than the Company Investment) is obtained, (C) none of the Company or any Company Subsidiary shall be required to execute prior to the Effective Time any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financing (other than the Company Investment), (D) except as expressly provided above, neither the Company nor any of its subsidiaries shall be required to take any corporate actions prior to the Effective Time to permit the consummation of the Financing (other than the Company Investment), and (E) Buyer and Acquisition Sub shall jointly and severally indemnify, defend and hold harmless the Company and its subsidiaries, and their respective pre-Closing directors, officers and representatives, from and against any liability or obligation to providers of the Financing (other than the Company Investment) in connection with the Financing (other than the Company Investment) and any information provided in connection therewith.  Except for the representations and warranties of the Company set forth in ARTICLE IV of this Agreement, the Company shall not have any liability to Buyer or Acquisition Sub in respect of any financial statements, other financial information or data or other information provided pursuant to this Section 6.11.  Buyer shall promptly reimburse the Company and its subsidiaries for all reasonable out-of-pocket costs incurred by the Company or its subsidiaries in connection with such cooperation.  Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 7.2(b), as it applies to the Company’s obligations under this Section 6.11, shall be deemed satisfied unless the Company has knowingly and willfully materially breached its obligations under this Section 6.11.

Section 6.12                             Financing.  Buyer and Acquisition Sub shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done,  on a timely basis, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Financing Letters and the Company Equity Commitment including using reasonable best efforts to (i) satisfy on a timely basis all conditions and contingencies applicable to Buyer and Acquisition Sub (or their affiliates) and within their control in obtaining the Financing set forth therein, (ii) maintain in effect the Financing Letters except in connection with entering into definitive documentation with respect to the Financing, which definitive documentation shall replace the Financing Letters on the terms set forth therein, (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Letters or on other terms in the aggregate not materially less favorable to Buyer, (iv) timely prepare the necessary offering circulars, private placement memoranda, or other offering documents or marketing materials with respect to the Financing, (v) commence the syndication activities contemplated by the Debt Financing Letter and (vi) consummate the financing pursuant to the Financing Letters and, to the extent contemplated by the Company Equity Commitment, the Company Investment, at or prior to Closing.  Buyer shall give the Company prompt written notice (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in breach or default) by any party to any Financing Letter or other Debt Document of which Buyer or Acquisition Sub becomes aware, (B) if and when Buyer or Acquisition Sub becomes aware that any portion of the Financing contemplated by any Financing Letter may not be available to consummate the Merger, (C) of the receipt of any written notice or other written communication from any Person with respect to any (1) actual or potential breach, default, termination or repudiation by any party to any Debt Document or (2) material dispute or disagreement between or among any parties to any Financing Letter or other Debt Document (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or Debt Documents), and (D) of any termination of any Financing Letter (other than in connection with entering into definitive documentation for the Financing, which definitive documentation shall replace the Financing Letters on the terms set forth therein).  Without limiting the foregoing, Buyer and Acquisition Sub shall keep the Company informed on a reasonably current basis in reasonable detail of the status of their efforts to arrange the Financing and provide to the Company copies of executed copies of the definitive documents related to the Financing (excluding any unredacted fee letters, engagement letters or other agreements that, in accordance with customary practice, are confidential by their terms) and copies of any of the written notices or communications described in the preceding sentence.  Buyer and Acquisition Sub shall (1) comply in all material respects with each Financing Letter and each definitive agreement with respect thereto (to the extent related to the Debt Financing, collectively, the “Debt Documents”), and (2) not permit, without the prior written consent of the Company, any material amendment or modification to be made to, or any material waiver of any provision or remedy under, any Debt Document or the Fee Letters (except that the addition of lenders, lead arrangers, bookrunners, syndication agents or similar entities shall be permitted), including any such amendment, modification or waiver that (individually or in the aggregate with any other amendments, modifications or waivers) would reasonably be expected to reduce the aggregate amount of the Financing under any Debt Document (including by changing the amount of fees to be paid or original issue discount thereof) below the amount required to consummate the transactions contemplated by this Agreement.  Buyer shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Financing Letters and the binding agreements with respect thereto, or substitute other debt or equity financing for all or any portion of the Financing from the same or alternative financing sources, provided that any such amendment, replacement, supplement or other modification to, or waiver of, any provision of the Financing Letters that amends the Financing or substitution of all or any portion of the Financing shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) (A) prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement, (B) adversely impact the ability of Buyer to enforce its rights against the counterparties to the Financing Letters, or (C) reduce the aggregate amount of Financing below the amount required to consummate the transactions contemplated by this Agreement.  Buyer and Acquisition Sub shall provide notice to the Company promptly upon receiving the

Financing.  Notwithstanding anything in this Agreement to the contrary, Buyer and its Affiliates shall not be required to institute any legal or equitable proceedings against any counterparty to the Financing Letters in the event of such counterparty’s breach of any of the provisions thereof.

Section 6.13                             Rule 16b-3.  Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14                             Non-Solicitation.  During the period from the date hereof until the earlier of the Effective Time or 30 days following any termination of this Agreement, Buyer and Acquisition Sub and their Affiliates shall not without the Company’s prior written consent, except pursuant to a general solicitation which is not directed specifically to any such employees, directly or indirectly, (i) induce or attempt to induce any person employed with the Company or any of its Subsidiaries to leave the employ of the Company or applicable Subsidiary or in any way interfere with the relationship between the Company or applicable Subsidiary or Affiliate and such persons, or (ii) solicit for employment or hire any person who is employed with the Company or any of its Subsidiaries.  Nothing herein shall restrict Buyer from soliciting or hiring any person who is no longer employed by the Company or any of its Subsidiaries for any reason.  The Company shall endeavor in good faith to notify Buyer of any Television Business employee known to senior management of the Company who has declared their intention to leave at or before Closing.

Section 6.15                             Delay of Meeting.  Notwithstanding any other provision of this Agreement, in the event Buyer has not delivered to the Company an executed definitive credit agreement or evidence of other arrangement, in each case reasonably acceptable to the Company, with respect to the Debt Financing at least seven (7) calendar days prior to the scheduled date of the Stockholders’ Meeting which the Company is otherwise prepared and qualified to hold, the Company may delay or adjourn the Stockholders’ Meeting and shall re-convene or set a date for a new Stockholders’ Meeting within two (2) Business Days of delivery of such letters from Buyer, such Stockholders’ Meeting to be held as soon as practicable thereafter but not later than ninety (90) days following the record date of the originally scheduled Stockholders’ Meeting.  If it becomes necessary to set a new record date for the Stockholders’ Meeting pursuant to the prior sentence or as required by Law in connection with the matters pursuant to the prior sentence, the Company shall do so within two (2) Business Days of receipt of such letters from Buyer, and the Stockholders’ Meeting shall be held no later than twenty (20) Business Days of such new record date.

ARTICLE VII.
CONDITIONS TO THE MERGER

Section 7.1                                    Conditions to the Obligations of Each Party.  The obligations of the Company and Buyer to consummate the Merger are subject to the satisfaction or waiver by the Company and Buyer of the following conditions:

(a)                                 the Requisite Stockholder Approval shall have been obtained in accordance with Delaware Law and the rules and regulations of the NASDAQ Global Market;

(b)                                 all consents required under any Antitrust Law shall have been obtained and any applicable waiting period thereunder shall have expired or been terminated;

(c)                                  no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or governmental order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger, and all required approvals of Government Authorities have been obtained so as to cause the making of the Merger not to be illegal or otherwise prohibited; and

(d)                                 the Company and SpinCo shall have executed the Spin-Off Agreements, and the Company shall have completed the Spin-Off Transaction.

Section 7.2                                    Conditions to the Obligations of Buyer and Acquisition Sub.  The obligations of Buyer and Acquisition Sub to consummate the Merger are subject to the satisfaction or waiver by Buyer of the following further conditions:

(a)                                 Representations and Warranties.  (i) Other than the representations and warranties set forth in Sections 4.1 (Organization), 4.2 (Capitalization) 4.3(a) (Authority), 4.21 (Brokers) and 4.22 (Anti-Takeover Matters), the representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date, (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be so true and correct that, individually or in the aggregate, have not had and would not have a Company Material Adverse Effect, (ii) the representations and warranties set forth in Sections 4.1 (Organization), 4.3(a) (Authority), 4.21 (Brokers) and 4.22 (Anti-Takeover Matters) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (iii) the representations and warranties set forth in Section 4.2 (Capitalization) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all materials respects as of such earlier date), except where the failure to be so true and correct would be de minimis.  Buyer shall have received a certificate of an executive officer of the Company on its behalf to the foregoing effect;

(b)                                 the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time;

(c)                                  from the date of hereof to the Closing Date, there shall not have occurred an event that, individually or in the aggregate, has had, or would reasonably be expected to have a Company Material Adverse Effect;

(d)                                 the Company shall have delivered to Buyer a certificate, dated the Effective Time and signed by its chief executive officer and chief financial officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(e)                                  the Company shall have delivered to the Buyer (at least two Business Days prior to the Closing Date) a payoff letter, in form and substance reasonably acceptable to the Buyer and its Lenders, from each holder of Funded Debt of the Company and its Subsidiaries, indicating the amount required to discharge in full such Funded Debt at the Closing and an undertaking by the collateral agent to discharge at Closing any Liens securing such Funded Debt; and

(f)                                   The Financing shall be available to the Buyer on the terms provided in the Debt Financing Letter.

Section 7.3                                    Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction, or waiver by the Company, of the following further conditions:

(a)                                 each of the representations and warranties of Buyer and Acquisition Sub contained in this Agreement that is qualified as to materiality shall be true and correct, and each of the representations and warranties of Buyer and Acquisition Sub contained in this Agreement that are not so qualified shall be true and correct except for such failures to be true and correct as would not prevent or materially delay the consummation of the transactions contemplated hereby, in each case, as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date);

(b)                                 Buyer and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time; and

(c)                                  Buyer shall have delivered to the Company a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of Buyer, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER

Section 8.1                                    Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)                                 by written consent of the Company and Buyer;

(b)                                 prior to the Closing, by written notice to the Company from Buyer if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 7.2 would not be satisfied (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company before the End Date and the Company is exercising commercially reasonable efforts to cure such breach, then, for a period of up to thirty (30) days after receipt by the Company of notice from Buyer of such breach while the Company is continuing to exercise commercially reasonable efforts to cure such breach, (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured in all material respects within the Company Cure Period, or (ii) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; provided, however, that Buyer shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if there has been any material breach by Buyer or Acquisition Sub of its representations, warranties or covenants contained in this Agreement, and such breach shall not have been cured in all material respects;

(c)                                  prior to the Closing, by written notice to Buyer from the Company if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of Buyer or Acquisition Sub set forth in this Agreement, such that the conditions specified in Section 7.3 would not be satisfied (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is curable by Buyer before the End Date and Buyer is exercising commercially reasonable efforts to cure such breach, then, for a period of up to thirty (30) days after receipt by Buyer of notice from the Company of such breach while the Buyer is continuing to exercise commercially reasonable efforts to cure such breach (the “Buyer Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Buyer Breach is not cured in all material respects within the Buyer Cure Period, or (ii) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if there has been any material breach by the Company of its representations, warranties or covenants contained in this Agreement, and such breach shall not have been cured in all material respects; or

(d)                                 at any time prior to the time the Requisite Stockholder Approval is received by the Company, by written notice to Buyer from the Company if (i) the Board of Directors of the Company shall have authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (ii) concurrently with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to such Superior Proposal and (iii) concurrently with such termination, the Company pays to Buyer or its designee the Break Fee by wire transfer of same day funds to an account at a U.S. banking institution designated in writing by Buyer; provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d) unless the Company has complied in all material respects with the requirements of Section 6.6;

(e)                                  prior to the Closing, by either the Company or Buyer by delivery of written notice, if the Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Requisite Stockholder Approval shall not have been obtained;

(f)                                   by either the Company or Buyer if Closing has not occurred on or before the date that is 260 calendar days after the date hereof (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f) if such party is in willful breach of this Agreement and such breach is the primary reason for the Closing not occurring on or before such date;

(g)                                  at any time prior to the Effective Time, by written notice to the Company from Buyer in the event that a Triggering Event shall have occurred.  For all purposes of under this Agreement, a “Triggering Event” shall be deemed to have occurred if any of the following shall have occurred:  (A) the Company shall have breached the provisions of Section 6.6 (or be deemed, pursuant to the terms thereof, to have breached) in any material respect (without regard to whether such breach results in or from an Acquisition Proposal); (B) any of the parties to the Voting Agreements (excluding Buyer and Acquisition Sub) shall have breached the provisions thereof (or be deemed, pursuant to the terms thereof, to have breached) in any material respect (without regard to whether such breach results in or from an Acquisition Proposal); (C) the Board of Directors of the Company or any committee thereof shall have for any reason effected a Change of Recommendation; (D) the Company shall have failed to include the Company Recommendation in the Proxy Statement; (E) the Board of Directors of the Company or any committee thereof shall have for any reason approved, endorsed or recommended that stockholders of the Company approve, any Acquisition Proposal (whether or not a Superior Proposal); (F) the Company shall have entered into a letter of intent, memorandum of understanding or contract (other than a confidentiality agreement contemplated by Section 6.6(b)) accepting or agreeing to discuss or negotiate any Acquisition Proposal (whether or not a Superior Proposal); or (G) the Board of Directors of the Company shall have failed to unconditionally reaffirm (publicly, if so requested by Buyer) the Company Recommendation and unconditionally recommend that the stockholders of the Company reject any Acquisition Proposal if made in the form of a tender or exchange offer, in each case, within one (1) Business Days after Buyer delivers to the Company a reasonable request in writing to do (but, in the case of a tender offer subject to Regulation 14D promulgated by the SEC pursuant to the Exchange Act, no later than (x) the date the Company is required to issue a communication other than a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) of the Exchange Act and (y) the date the Company actually issues a communication other than a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) of the Exchange Act).

(h)                                 at any time prior to the Effective Time, by written notice to the Company from Buyer, in the event that there shall have occurred a Company Material Adverse Effect (whether or not events or circumstances occurring prior to the execution and delivery of this Agreement caused or contributed to the occurrence of such Company Material Adverse Effect).

Section 8.2                                    Effect of Termination.  Except as otherwise set forth in this Section 8.2, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective affiliates, officers, directors or stockholders other than for intentional and willful breach of this Agreement.  The provisions of Sections 6.4(i), 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8 and Article IX herein, and the Confidentiality Agreement, shall survive any termination of this Agreement.

Section 8.3                                    Reverse Break Fee.(a)  In the event that this Agreement is terminated by the Company (a) pursuant to Section 8.1(c)(i), (b) pursuant to Section 8.1(f) when all conditions set forth in Section 7.1 and Section 7.2 (excluding the condition set forth in Section 7.2(f)), shall have been satisfied, or (c) pursuant to Section 8.1(f) when all conditions set forth in Section 7.1 (other than Section 7.1(a), where the failure to have obtained the Requisite Stockholder Approval is due to the Stockholders’ Meeting not having been held prior to the End Date pursuant to and in compliance with Section 6.15) and Section 7.2 (excluding the condition set forth in Section 7.2(f)) shall have been satisfied, and as of the date of such termination by the Company, Buyer was not entitled to terminate this Agreement pursuant to Section 8.1(b)(i), Buyer shall pay the Company the Reverse Break Fee.  Notwithstanding anything to the contrary herein, the satisfaction of the condition set forth in Section 7.2(f) shall, in no event, be required in determining whether Buyer is required to pay the Company the Reverse Break Fee.  The Reverse Break Fee payable pursuant to this Section 8.3 shall be paid by wire transfer of immediately available funds to one or more accounts specified by the Company in writing to Buyer on the second Business Day following termination of this Agreement by the Company as set forth in this Section 8.3 without offset or deduction of any kind.  For the avoidance of doubt, in no event shall Buyer and Acquisition Sub be obligated to pay, or cause to be paid, the Reverse Break Fee pursuant to this Section 8.3 on more than one occasion.

Section 8.4                                    Failure of Requisite Stockholder Approval.  In the event this Agreement is terminated by either Buyer or the Company pursuant to Section 8.1(e) and the Company has not paid the Break Fee to Buyer as contemplated by this Agreement, the Company shall reimburse Buyer for its reasonable expenses in connection with the transactions contemplated by this Agreement up to an aggregate amount not to exceed $7,500,000 within two (2) Business Days by wire transfer of same day funds following presentation of reasonable documentation setting forth such expenses.

Section 8.5                                    Break Fee.  In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d) or Buyer pursuant to either Section 8.1(b)(i) or Section 8.1(g), the Company shall pay Buyer the Break Fee.  The Break Fee payable pursuant to this Section 8.5 shall be paid by wire transfer of immediately available funds to one or more accounts specified by Buyer in writing to the Company on (i) the date of termination of the Agreement by the Company (in accordance with Section 8.1(d)) or (ii) the second Business Day following termination of this Agreement by Buyer, without offset or deduction of any kind.  For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Break Fee pursuant to this Section 8.5 on more than one occasion.

Section 8.6                                    Failure to Pay.  If a party fails promptly to pay the Break Fee or the Reverse Break Fee or the payment contemplated by Section 6.4(i) or Section 8.4, as applicable, when due, the obligor shall additionally pay to the other party (A) interest on the amount of the fee from the date such payment was required to be made until the date of payment at the rate publicly announced by JPMorgan Chase Bank, N.A., as of the date such payment was required to be made, as such bank’s prime lending rate and (B) if, in order to obtain such payment, the party commences a suit that results in a judgment against the obligor, the obligor shall reimburse the other party for its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit.  The Company, Buyer and Acquisition Sub acknowledge and agree that each of the Break Fee and the Reverse Break Fee and the payments contemplated by Section 6.4(i) and Section 8.4 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger.

Section 8.7                                    Subsequent Transaction.  In the event that this Agreement is terminated pursuant to Section 8.1(b)(i), the Company shall pay Buyer the Break Fee by wire transfer of immediately available funds to one or more accounts specified by Buyer in writing to the Company in the event that (i) following the execution of this Agreement and prior to termination of this Agreement an Acquisition Proposal shall have been publicly announced, publicly known or communicated to the Company and (ii) within twelve months following the termination of this Agreement the Company enters into a definitive agreement for or consummates a transaction with the party which made the Acquisition Proposal (or an affiliate thereof) prior to the termination of this Agreement.

Section 8.8                                    Integral Provisions.  The Company, Buyer and Acquisition Sub acknowledge and agree that the agreements contained in Sections 6.4(i), 6.15, 8.2, 8.3, 8.4, 8.5, 8.6, and 8.7, are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Buyer nor Acquisition Sub nor the Company would enter into this Agreement.

ARTICLE IX.
GENERAL PROVISIONS

Section 9.1                                    Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the earlier termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates survival or performance after the Effective Time or after termination of this Agreement, including, without limitation, those contained in Sections 6.7, 6.10 and 6.14.  Nothing in this Section 9.1 shall serve to limit the survival of representation, warranties or covenants set forth in the Spin-Off Agreements which shall be governed by the terms of such Spin-Off Agreements.

Section 9.2                                    Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m.  (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Buyer or Acquisition Sub:

Extreme Reach, Inc.
75 2nd Avenue
Needham, MA  02494
Attention: John Roland, President and CEO
Facsimile: (877) 484-8836

with copies to (which shall not constitute notice):

Pierce Atwood LLP
100 Summer Street, Suite 2250
Boston, MA  02110
Attention: Timothy C. Maguire, Esq.
Facsimile:  (617) 824-2020

if to the Company:

Digital Generation, Inc.
750 West John Carpenter Freeway, Suite 700
Irving, TX 75039
Attention: Craig Holmes, Chief Financial Officer
Facsimile: (972) 581-2100

with copies to:

Sean N. Markowitz
General Counsel and Secretary
Digital Generation, Inc.
750 West John Carpenter Freeway, Suite 700
Irving, TX 75039
Facsimile: (972) 581-2100

and to:

Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Attention: William P. O’Neill
Facsimile: (202) 637-2201
E-mail: william.o’neill@lw.com

Copies delivered solely to counsel shall not constitute notice.

Section 9.3            Interpretation; Certain Definitions.  When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated.  The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes.  References to a person are also to its permitted successors and assigns.

Section 9.4            Specific Performance.  (a) The parties hereto agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that, except as set forth in Section 9.4(b), the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity, without any requirement to the securing or posting of any bond in connection with such remedy.

(b)           Notwithstanding Section 9.4(a), it is acknowledged and agreed that the Company shall be entitled to seek specific performance of Buyer’s obligation pursuant to the terms of this Agreement (x) to cause the Equity Financing and, to the extent contemplated by the Company Equity Commitment, the Company Investment to be funded to fund the Merger, and/or (y) to consummate the Merger only in the event that each of the following conditions has been satisfied: (i) all of the conditions in Sections 7.1, 7.2 and 7.3 shall have been satisfied (other than those conditions that, by their terms, are to be satisfied at the Closing or the failure of which to be satisfied, is caused by a material breach by Buyer and Acquisition Sub of their representations, warranties, covenants or agreements contained in this Agreement), (ii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing and, to the extent contemplated by the Company Equity Commitment, the Company Investment is funded at the Closing, (iii) Buyer and Acquisition Sub fail to complete the Closing in accordance with Section 2.2, and (iv) the Company has irrevocably confirmed in a written notice to Buyer that if specific performance is granted and the Equity Financing and, to the extent contemplated by the Company Equity Commitment, the Company Investment and Debt Financing are funded, then the Closing will occur, and that it is willing to waive any unsatisfied conditions in Section 7.3.  For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Buyer’s obligations to cause the Equity Financing and the Company Investment to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing and, to the extent contemplated by the Company Equity Commitment, the Company Investment is funded at the Closing).  Under no circumstances shall the Company be permitted or entitled to receive both such grant of an injunction, specific performance or other equitable relief and payment of the Reverse Break Fee with respect to the same underlying event.

(c)           In the event this Agreement is terminated pursuant to Section 8.1(c) or Section 8.1(f) and the Company is entitled to payment of the Reverse Break Fee, other than with respect to any intentional or willful breaches of this Agreement by Buyer or Acquisition Sub, the Company’s right to receive payment of the Reverse Break Fee pursuant to Section 8.3 shall be the sole and exclusive remedy of the Company or any other Person in such instance, and all other remedies (including equitable remedies) shall be deemed waived against Buyer, Acquisition Sub, or any of their Affiliates and upon payment of the Reverse Break Fee, none of Buyer, Acquisition Sub, or any of their respective Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby.

Section 9.5            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.6            Assignment.  Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that Buyer or Acquisition Sub upon written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly- owned subsidiary or affiliate of Buyer, but no such assignment shall relieve Buyer or Acquisition Sub, as applicable, of any of its obligations hereunder.

Section 9.7            Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the exhibits, annexes and schedules hereto), a Letter of Credit issued by Toronto Dominion Bank naming the Company as a beneficiary in the amount of $10,000,000 as partial security for Buyer’s obligations hereunder, such letters and other documents the parties (and the Sponsor) are exchanging concomitantly herewith and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and except for: (a) the rights of the Company’s stockholders to receive the Redemption Consideration and the Per Share Merger Consideration for each share of Company Common Stock held by them at the Effective Time pursuant to Section 3.1, and (b) the provisions of Section 6.7 hereof, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 9.8            Governing Law.  This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.9            Consent to Jurisdiction.

(a)           The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, or the negotiation, execution or performance hereof, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such documentation may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims, actions, suits and proceedings or their causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arising out of or relating to this Agreement or any of the transactions contemplated b this Agreement, or the negotiation, execution or performance hereof shall be heard and determined exclusively in the Chosen Courts.  The parties hereby consent to and grant any such Chosen Courts jurisdiction over the person of such parties and, to the extent permitted by  law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.9 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.

(b)           Each of Buyer, Acquisition Sub and the Company irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party.  Nothing in this Section 9.9 shall affect the right of any party to serve legal process in any other manner permitted by Law.

(c)           Notwithstanding anything to the contrary in this Agreement, each of the Parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claims of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing Letters or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 9.10          Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.

Section 9.11          No Strict Construction.  The parties hereto acknowledge that this Agreement has been prepared jointly by them and shall not be strictly construed against any party hereto.

Section 9.12          Amendment.  This Agreement may be amended by the parties hereto in writing by action of their respective Boards of Directors at any time before or after the Requisite Stockholder Approval has been obtained and prior to the filing of the Certificate of Merger with the Secretary of State; provided that, after the Requisite Stockholder Approval shall have been obtained, no such amendment, modification or supplement shall be made that by Law requires the further approval of the holders of the Company Common Stock without such further approval.  This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties hereto.

Section 9.13          Extension; Waiver.  At any time prior to the Effective Time, each of the Company, Buyer and Acquisition Sub may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) subject to the provisions of Section 9.12 waive compliance with any of the agreements or conditions of the other parties contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party hereto against whom the waiver is to be effective.  The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.14          WAIVER OF JURY TRIAL.  EACH OF BUYER, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Buyer, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EXTREME REACH, INC.

By:	/s/ John Roland
Name:	John Roland
Title:	Chief Executive Officer

DAWN BLACKHAWK ACQUISITION CORP.

By:	/s/ John Roland
Name:	John Roland
Title:	Chief Executive Officer

DIGITAL GENERATION, INC.

By:	/s/ Neil H. Nguyen
Name:	Neil H. Nguyen
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Appendix A

As used in the Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” a confidentiality agreement containing terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Acquired Subsidiary” means each Company Subsidiary other than SpinCo or a SpinCo Subsidiary.

“Acquisition Sub” shall have the meaning set forth in the Recitals.

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving more than 15% of the total voting power of the capital stock of the Company, or more than 15% of the consolidated assets of the Company, or (ii) any other proposal or offer which, if consummated, would result in a direct or indirect acquisition of more than 15% of the total voting power of the capital stock of the Company, or more than 15% of the consolidated assets of the Company, in each case other than the transactions contemplated by this Agreement.

“Affiliate” of a specified person, means a person who, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such specified person.

“Aggregate Fully Diluted Common Shares” shall equal all outstanding shares of Company Common Stock, plus any shares issuable upon the exercise of any outstanding Company Options or other securities convertible into Company Common Stock as of the Effective Time.

“Aggregate Purchase Price” shall have the meaning set forth in Section 3.1(b).

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 6.6(a).

“Antitrust Authorities” shall mean the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Antitrust Laws” means the HSR Act and any other applicable competition, antitrust or investment Laws.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(b)(ii).

“Break Fee” means an amount equal to $15,000,000.

“Business Day” shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

“Buyer” shall have the meaning set forth in the Recitals.

“Buyer Cure Period” shall have the meaning set forth in Section 8.1(c).

“Buyer Information” shall have the meaning set forth in Section 6.2(b).

“Certificate of Merger” shall have the meaning set forth in Section 2.3(a).

“Certificates” shall have the meaning set forth in Section 3.1(b)(ii).

“Change of Recommendation” shall have the meaning set forth in Section 6.6(c).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Recitals.

“Company Benefit Plans” shall have the meaning set forth in Section 4.10(a).

“Company By-laws” shall have the meaning set forth in Section 2.4(b).

“Company Cash-on-Hand” shall mean shall mean all cash and cash equivalents held by the Company and its subsidiaries (other than customer deposits or advance payments, if any) immediately prior to the Spin-Off Transaction.

“Company Certificate” shall have the meaning set forth in Section 2.4(a).

“Company Common Stock” shall have the meaning set forth in Recitals.

“Company Credit Facility” shall be that Amended and Restated Credit Agreement among the Company, JPMorgan Chase Bank, N.A. as administration agent, and other guarantors and lenders thereto dated July 26, 2011 as amended.

“Company Cure Period” shall have the meaning set forth in Section 8.1(b).

“Company Disclosure Schedule” shall have the meaning set forth in ARTICLE IV.

“Company Employee” shall have the meaning set forth in Section 6.10(b).

“Company Employees” shall have the meaning set forth in Section 6.10(b).

“Company Equity Commitment” shall have the meaning set forth in Section 5.6.

“Company Financial Advisor” shall have the meaning set forth in Section 4.19.

“Company Investment” shall have the meaning set forth in Section 5.6.

“Company Material Adverse Effect” means any change, event, occurrence or development that has had or is reasonably expected to have, either individually or in the aggregate, a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, or of the Television Business individually; provided, however, that in no event would any of the following in themselves (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect on or in respect of the Company: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business or financial market conditions in the United States generally, (c) any losses or threatened losses attributable to the transactions contemplated hereby by the Company or any of its subsidiaries of any employees, customers, vendors, distributors or others having relationships with the Company or any of its subsidiaries, (d) any change generally affecting any of the industries in which the Company or any of its subsidiaries operates or the economy as a whole, including any change in commodity prices, (e) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, (f) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement, (g) any natural disaster, (h) any acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions, (i) any failure of the Company or any of its subsidiaries to meet any projections or forecasts, provided that clause (i) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect) or (j) any matter to which Buyer has consented in writing; provided further, that in determining whether a Company Material Adverse Effect has occurred or would reasonably be likely to occur, if any of the change, events, occurrences or developments in clauses (a), (b), (d), (g) or (h) above have or would reasonably be expected to have a disproportionate effect on the Company as compared to the Company’s competitors, then the exceptions for a Company Material Adverse Effect in clauses (a), (d), (g) or (h), as applicable, shall not apply.

“Company Material Contract” shall have the meaning set forth in Section 4.11.

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock under any of the Company Option Plans.

“Company Option Plans” shall mean the Company’s 2011 Incentive Award Plan, Amended and Restated 2006 Long-Term Stock Incentive Plan, Amended and Restated 1995 Director Option Plan, 2006 Employee Stock Purchase Plan and 1992 Stock Option Plan.

“Company Preferred Stock” shall have the meaning set forth in Section 4.2(a).

“Company Recommendation” shall mean the recommendation of the Company’s Board of Directors as to the adoption and approval of this Agreement and the Merger.

“Company SEC Documents” shall have the meaning set forth in Section 4.6.

“Company Subsidiary” shall have the meaning set forth in Section 4.1.

“Company Working Capital” shall mean all accounts receivable and unbilled items or work-in-process, investments, deposits and other monetary assets classified as long term, and all accounts payable (other than Funded Debt, and payables and lease obligations that accrue and are payable following the Effective Time) of the Company and its subsidiaries immediately prior to the Spin-Off Transaction.

“Confidentiality Agreement” shall mean that Amended and Restated Non-Disclosure Agreement between Buyer and the Company dated June 7, 2013.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Debt Documents” shall have the meaning set forth in Section 6.12.

“Delaware Law” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 3.5.

“Effective Time” shall have the meaning set forth in Section 2.3(a).

“Employee Benefit Plan” means “employee benefit plans” as defined in Section 3(3) of ERISA.

“End Date” shall have the meaning set forth in Section 8.1(f).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person treated together with the Company as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expenses” shall mean all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder and stockholder approvals, the filing of any required notices under any antitrust regulations, any filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“Fairness Opinion” shall have the meaning set forth in Section 4.19.

“Fee Letters” shall have the meaning set forth in Section 5.6.

“Financing” shall have the meaning set forth in Section 5.6.

“Financing Letters” shall have the meaning set forth in Section 5.6.

“Form 10” means a general form for registration of securities pursuant to Section 12(b) or 12(g) of the Exchange Act on Form 10.

“Form 10-K” shall mean the Annual Report on Form 10-K filed by the Company for the fiscal year ended December 31, 2012, as filed prior to the date hereof.

“Funded Debt” of any person as of any date means all indebtedness of such person and its consolidated subsidiaries for borrowed money, together with accrued and unpaid interest thereon, required to be reflected as indebtedness on a consolidated balance sheet of such person and its consolidated subsidiaries as of such date, prepared in accordance with GAAP, and all other amounts required to be paid in order to discharge in full such Funded Debt at Closing; provided, that undrawn letters of credit and reimbursement obligations in respect of undrawn letters of credit shall not constitute Funded Debt for the purpose hereof.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government (federal, state, regional or local), or governmental, regulatory, judicial or administrative authority, agency or commission.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“IRS” shall mean the Internal Revenue Service.

“knowledge” means, with respect to any matter in question, in respect of the Company, the actual knowledge, after reasonable inquiry, of the individuals set forth in Appendix A of the Company Disclosure Schedule.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 4.18(b).

“Lenders” shall have the meaning set forth in Section 5.6.

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests, equities, deeds of trust, leases, rights of first refusal, easements, servitudes, transfer restrictions or charges of any kind.

“Material Intellectual Property” shall mean intellectual property that is material to the operations of the Television Business.

“Merger” shall have the meaning set forth in the Recitals.

“New Plans” shall have the meaning set forth in Section 6.10(c).

“Non-Competition Agreements” shall have the meaning set forth in Section 4.10(g).

“Online Business” shall mean the online campaign management and related services that enable advertisers and advertising agencies to manage the full spectrum of online marketing across multiple digital media channels including social media, in stream video, mobile, rich media, display and search along with creative optimization, analytics, programmatic buying and targeting.

“Paying Agent” shall have the meaning set forth in Section 3.2(b).

“Payment Fund” shall have the meaning set forth in Section 3.2(b).

“Per Share Merger Consideration” shall have the meaning set forth in Section 3.1(b)(i).

“Permitted Lien” shall mean (i) any Lien for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established, (ii) Liens securing indebtedness or liabilities that are reflected in the Company’s consolidated balance sheet as of December 31, 2012 included in the Form 10-K (or the notes thereto), (iii) such non-monetary Liens or other imperfections of title, if any, that, do not have, and would not reasonably be expected to materially impact the value of, or materially adversely affect the continued used of, the Company real property, including, without limitation, (A) easements or claims of easements whether shown or not shown by the public records, boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (B) rights of parties in possession without options to purchase or rights of first refusal, (C) any supplemental Taxes or assessments not shown by the public records a Lien not yet due and payable and (D) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (iv) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (v) Liens disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to Buyer) and (vi) mechanics’, carriers’, landlords’, workmen’s, repairmen’s and similar Liens, incurred in the ordinary course of business not yet due and payable.

“Person” or “person” shall mean an individual, a corporation, limited liability company, a partnership, an association, a trust or any other entity or organization, including, without limitation, a Governmental Authority.

“Proxy Statement” shall have the meaning set forth in Section 6.2(a).

“Redemption Consideration” shall have the meaning set forth in Section 3.1(b)(i).

“Requisite Stockholder Approval” means the affirmative vote of a majority of the issued and outstanding shares of Company Common Stock.

“Restricted Stock Unit” means an outstanding restricted stock unit related to Company Common Stock granted pursuant to any Company Option Plan.

“Reverse Break Fee” means an amount equal to $15,000,000 less any amounts previously paid to the Company pursuant to Section 6.4(i).

“SEC” shall mean the Securities and Exchange Commission.

“Secretary of State” shall have the meaning set forth in Section 2.3(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SpinCo” shall have the meaning set forth in the Recitals.

“SpinCo Common Stock” means shares of common stock of SpinCo, par value $0.01 per share.

“SpinCo Subsidiaries” shall mean MediaMind Technologies, Inc., EyeWonder, LLC, Chors GmbH, Viewpoint Japan Co. Ltd., and Unicast EMEA, Ltd., and each of their respective subsidiaries.

“Spin-Off Agreements” shall mean the Separation Agreement, the Employee Matters Agreement, the Transition Services Agreement, the Noncompetition Agreements and the Tax Matters Agreement, by and between the parties thereto, in substantially the form attached hereto as Annexes B, C, D, E, and F, respectively, with such modifications as may reasonably be agreed prior to the Spin-Off Transaction by Buyer and the Company in good faith such agreement not to be unreasonably withheld by either party.  The Spin-Off Agreements contain mutual representations, warranties and covenants which shall survive the Spin-Off Transaction and the Merger.

“Spin-Off Transaction” shall have the meaning set forth in the Recitals.

“Sponsor” shall have the meaning set forth in Section 5.6.

“Stockholders’ Meeting” shall have the meaning set forth in Section 6.2(e).

“Subsidiary” of any person, means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.6(h).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” or “Taxes” shall mean any and all federal, state, local or foreign taxes (together with any and all interest, penalties and additions to tax), imposed by any Governmental Authority including, without limitation, all income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, ad valorem, stamp, transfer, value added, gains, license, registration, documentation customs’ duties, tariffs, alternative or add-on minimum, or estimated taxes.

“Tax Returns” shall mean any and all returns, declarations, reports, information statements, or other documents filed or required to be filed with any Governmental Authority with respect to Taxes, including any amendments or supplements of any of the foregoing.

“Television Business” shall mean television spot distribution business, that enables advertisers and advertising agencies to distribute their commercials, electronically or by physical shipment of tape, as well as related duplication and production services, to traditional broadcasters, including national broadcast networks, national cable networks, local television stations and local cable heads and other traditional local media outlets, including the distribution of radio spots to radio stations.

“Terminating Buyer Breach” shall have the meaning set forth in Section 8.1(c).

“Terminating Company Breach” shall have the meaning set forth in Section 8.1(b)

“Transfer Taxes” shall mean any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement, including any real property or leasehold interest transfer or gains Tax.

“Voting Agreement” shall have the meaning set forth in the Recitals.

“WARN” means the Work Adjustment and Retraining Notification Act of 1988 as amended.